Exhibit 2.1

Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of

March 21, 2025

by and among

CLIMATEROCK,

CLIMATEROCK HOLDINGS LIMITED,

CLIMATEROCK MERGER SUB LIMITED,

GREENROCK MERGER SUB CORP.,

and

GREENROCK CORP

i

ii

iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of March 21, 2025, is entered into by and among (i) ClimateRock, a Cayman Islands exempted company (“SPAC”), (ii) ClimateRock Holdings Limited, a Cayman Islands exempted company and a wholly owned subsidiary of SPAC (“Holdings”), (iii) ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (iv) GreenRock Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“Company Merger Sub”; and together with SPAC Merger Sub are referred to herein as the “Merger Subs”; and the Merger Subs, SPAC and Holdings are collectively referred to herein as the “SPAC Parties” and sometimes each individually referred to herein as a “SPAC Party”), and (v) GreenRock Corp, a Cayman Islands exempted company (the “Company”). Each of SPAC, Holdings, SPAC Merger Sub, Company Merger Sub, and the Company, is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties.” Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company formed as a Cayman Islands exempted company and created for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination (as defined below) with one or more businesses;

WHEREAS, the principal business of the Company is to develop, acquire and operate renewable energy and green hydrogen production plants, primarily in Europe and the Americas;

WHEREAS, Holdings is a Cayman Islands exempted company that is owned 100% by SPAC;

WHEREAS, SPAC Merger Sub is a Cayman Islands exempted company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the SPAC Merger (as defined below);

WHEREAS, Company Merger Sub is a Cayman Islands exempted company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a Business Combination transaction pursuant to which (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with the security holders of SPAC receiving substantially equivalent securities of Holdings, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger;” the Company Merger and the SPAC Merger are together referred to herein as the “Mergers”), and with the shareholders of the Company receiving Holdings Class A Ordinary Shares or Holdings Class B Ordinary Shares, as applicable;

WHEREAS, as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on Nasdaq;

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 30, 2023 ( as amended, including by the amendment dated, November 6, 2024, the “Original Merger Agreement”), and the Parties now desire to amend and restate the Original Merger Agreement to provide, among other matters, that 10% of the Closing Share Consideration issuable to each of the Company Founders, shall be Holdings Class B Ordinary Shares, which shall entitle the Company Founders to certain additional rights, including having ten (10) votes per share;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, (i) the Sponsor entered into that certain Sponsor Support Agreement in the form attached to the Original Merger Agreement as Exhibit A, pursuant to which, among other things the Sponsor has agreed to be bound by its respective obligations under the Original Merger Agreement (the “Sponsor Support Agreement”) and (ii) GreenRock Continuity I and GreenRock Continuity II, each a Cayman Islands exempted company, as majority holders of the outstanding Company Ordinary Shares (collectively, the “Company Founders”) entered into that certain Company Support Agreement in the form attached to the Original Merger Agreement as Exhibit B, pursuant to which, among other things each agreed to be bound by its respective obligations under the Original Merger Agreement (the “Company Support Agreement”);

WHEREAS, on or before the Closing, the SPAC, the Sponsor, and the Company Shareholders (as defined below) shall enter into (i) a Registration Rights Agreement in a form to be mutually agreed to by the Parties, which agreement shall be effective as of the Closing (the “Registration Rights Agreement”), (ii) a Lock-Up Agreement with respect to the Holdings Ordinary Shares to be held by the Company Shareholders, in a form to be mutually agreed to by the Parties, which agreement shall be effective as of the Closing (the “Company Lock-Up Agreement”) and (iii) a Lock-Up Agreement with respect to the Holdings Ordinary Shares to be held by the SPAC Shareholders and holders of SPAC Private Warrants, in a form to be mutually agreed to by the Parties, which agreement shall be effective as of the Closing (the “SPAC Lock-Up Agreement,” and, together with the Company Lock-Up Agreement, the “Lock-Up Agreements”);

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, the Companies Act (Revised) of the Cayman Islands (the “Cayman Act”);

WHEREAS, in furtherance of the Transactions, and in conjunction with, inter alia, obtaining the approval of the SPAC Shareholders for the Business Combination, SPAC shall provide an opportunity to its shareholders to have their SPAC Class A Ordinary Shares redeemed for consideration pursuant to the terms and subject to the conditions and limitations set forth in this Agreement, the SPAC’s Organizational Documents, the Trust Agreement, and the Proxy Statement (the “Redemption”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall together qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree to amend and restate the Original Merger Agreement as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Accretion” means Accretion Energies Limited, a company formed under the laws of England and Wales, and its Subsidiaries.

“Accretion Acquisition” has the meaning specified in Section 7.12(b)

“Acquisition Transaction” has the meaning specified in Section 7.03(a).

“Action” means any claim, action, suit, assessment, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, mediation, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amended Company Share Capital” has the meaning specified in Section 7.13.

“Ancillary Agreement” means (x) each agreement, instrument or document attached hereto as an Exhibit, including the Sponsor Support Agreement and the Company Support Agreement, and (y) the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Company Lock-Up Agreement, the SPAC Lock-Up Agreement, the Registration Rights Agreement, Holdings Equity Plan, and the Escrow Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to (i) the cash available to be released from the Trust Account to Holdings net of any redemptions of SPAC Class A Ordinary Shares by any Redeeming SPAC Shareholders, plus (ii) the proceeds raised by Company, SPAC and/or Holdings in any PIPE Investment, including, for the avoidance of doubt, any PIPE Investment closing on the Closing Date (the “PIPE Proceeds”), plus (iii) equity proceeds raised by the Company on or after the date of the Original Merger Agreement and prior to the Closing, plus (iv) aggregate principal amount of any Indebtedness of the Company incurred on or after the date of the Original Merger Agreement and prior to the Closing that is convertible into equity securities of the Company, net of Transaction Expenses.

“Balance Sheet Date” has the meaning specified in Section 3.07(a).

“Business” means the development, acquisition and operation of renewable energy and green hydrogen production plants, primarily in Europe and the Americas.

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles.

“Business Combination Proposal” has the meaning specified in Section 7.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Cayman Islands are authorized or required by Law to close.

“Business Intellectual Property” has the meaning specified in Section 3.11(c).

“Cash” means, with respect to any Person or Persons at a given time, all cash and cash equivalents as determined in accordance with IFRS, and liquid funds of such Person at such time, including the amount of uncleared deposits but net of any outstanding checks, wires and bank overdrafts issued by or on behalf of such person as of such time, excluding any cash that is restricted by Law or contract.

“Cayman Act” has the meaning specified in the recitals hereto.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Class B Issuance Shareholder Approval” has the meaning specified in Section 7.13.

“Class B Share Exchange” has the meaning specified in Section 7.13.

“Closing” has the meaning specified in Section 2.13.

“Closing Company Indebtedness” means the aggregate amount of all Indebtedness of the Group Companies, provided, however, that the Indebtedness of the Group Companies that will be assumed or refinanced by Holdings shall not be greater than the amount of Closing Company Indebtedness set forth on the Company Closing Date Certificate.

“Closing Date” has the meaning specified in Section 2.13.

“Closing Date Certificate” means the Company Closing Date Certificate or the SPAC Closing Date Certificate, as applicable.

“Closing Press Release” has the meaning specified in Section 7.08(b).

“Closing Share Consideration” means 28,000,000 Holdings Ordinary Shares, consisting of (i) 25,900,000 Holdings Class A Ordinary Shares and (ii) 2,100,000 Holdings Class B Ordinary Shares.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company 2025 FY EBITDA Target” means $25,000,000.

“Company Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation or amortization, calculated in accordance with IFRS and as reflected on the auditor reviewed interim financial statements of the Company or the audited full year financial statements of the Company, as applicable, plus 70% of the net sale price reflected in any signed letters of intent entered into by the Company and a third party in good faith and on prevailing market terms for the sale of Company assets.

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Certificate(s)” has the meaning specified in Section 2.11(a).

“Company Class A Ordinary Shares” means, (i) prior to the adoption of the Restated Company M&A, ordinary shares, par value $0.00005 per share, of the Company, and (ii) after the adoption of the Restated Company M&A, the Class A ordinary shares of the Company, par value $0.00005 per share, in accordance with the Restated Company M&A.

“Company Class B Ordinary Shares” means, if the Class B Issuance Shareholder Approval is obtained and the Restated Company M&A is adopted, the Class B ordinary shares of the Company, par value $0.00005 per share, which shall have the rights and obligations set forth in the Restated Company M&A, including that each Company Class B Ordinary Share shall be entitled to ten (10) votes per Company Class A Ordinary Share into which such Company Class B Ordinary Share is convertible at the applicable time.

“Company Closing Date Certificate” has the meaning specified in Section 2.14.

“Company Convertible Securities” means, collectively, all options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or otherwise confer on the holder any right to acquire any shares of the Company.

“Company Founders” has the meaning specified in the Recitals hereto.

“Company Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Company Memorandum and Articles” means the Company’s memorandum and articles of association filed with the Cayman Registrar on May 4, 2023 and as they may be amended and/or restated from time to time.

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Merger Consideration” means the Closing Share Consideration plus the Escrowed Share Consideration.

“Company Merger Effective Time” has the meaning specified in Section 2.03.

“Company Merger Sub” has the meaning specified in the preamble hereto.

“Company Ordinary Shares” means the Company Class A Ordinary Shares and the Company Class B Ordinary Shares, collectively.

“Company Plan of Merger” has the meaning specified in Section 2.03.

“Company Shareholder” means a holder of Company Ordinary Shares.

“Company Specified Representations” has the meaning specified in Section 8.02(a)(i).

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Surviving Subsidiary” has the meaning specified in Section 2.02.

“Company Surviving Subsidiary M&A” has the meaning specified in Section 2.05(a).

“Continuing Company Shares” means Company Ordinary Shares which remain outstanding immediately prior to the Company Merger Effective Time, including any Company Ordinary Shares which by their terms, the terms of this Agreement or any election made by the holder thereof shall be converted or exchanged at or prior to the Company Merger Effective Time, but excluding, in each case, Dissenting Company Shares. For the avoidance of doubt, Continuing Company Shares shall exclude Company Ordinary Shares that are redeemed at or prior to the Company Merger Effective Time.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, including any contract with any Governmental Authority.

“D&O Indemnifiable Claim” has the meaning specified in Section 6.02(b).

“Data Security Requirements” has the meaning specified in Section 3.26(b).

“Dissenting SPAC Shareholder” has the meaning specified in Section 2.09(g).

“Dissenting SPAC Shares” has the meaning specified in Section 2.09(g).

“Dissenting Company Shareholder” has the meaning specified in Section 2.08(d).

“Dissenting Company Shares” has the meaning specified in Section 2.08(d).

“Effective Date” means the effective date of the Registration Statement.

“Effective Time” has the meaning specified in Section 2.03.

“Enforceability Exceptions” has the meaning specified in Section 3.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, handling, treatment, storage, emission, discharge, disposal or release of, or exposure to, Hazardous Materials, each as in effect on the date of the Original Merger Agreement.

“ERISA” has the meaning specified in Section 3.13(a).

“ERISA Affiliate” has the meaning specified in Section 3.13(b).

“Escrowed Share Consideration” means 4,000,000 Holdings Class A Ordinary Shares, each an “Escrowed Share” or collectively, the “Escrowed Shares.”

“Escrow Share Release” has the meaning specified in Section 2.08(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.11(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Extraordinary General Meeting” means an extraordinary general meeting of the holders of SPAC Ordinary Shares to be held for the purpose of approving the Proposals.

“Financial Statements” has the meaning specified in Section 3.07(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, ruling, judgment, injunction, decree, writ, stipulation, determination, award, consent, settlement agreement, in each case, entered by or with any Governmental Authority.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date of the Original Merger Agreement, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Class A Ordinary Shares” means, prior to the adoption of the Restated Holdings M&A, the ordinary shares, par value $0.0001 per share, of Holdings, and (ii) after the adoption of the Restated Holdings M&A, the Class A ordinary shares, par value $0001 per share, of Holdings.

“Holdings Class B Ordinary Shares” means, if the Restated Holdings M&A is adopted, the Class B ordinary shares of Holdings, par value $0.0001 per share, which shall have the rights and obligations set forth in the Restated Holdings M&A, including that each Holdings Class B Ordinary Share shall be entitled to ten (10) votes per Holdings Class A Ordinary Share into which such Class B Ordinary Share is convertible at the applicable time.

“Holdings Convertible Securities” means, collectively, all options, warrants or rights to subscribe for or purchase any shares in Holdings or securities convertible into or exchangeable for, or otherwise confer on the holder any right to acquire any shares of Holdings.

“Holdings Equity Plan” means the 2025 Equity Incentive Plan of Holdings, in a form to be mutually agreed upon by the Company and SPAC.

“Holdings Ordinary Shares” means the Holdings Class A Ordinary Shares and the Holdings Class B Ordinary Shares, collectively.

“Holdings Private Warrant” means one whole warrant entitling the holder thereof to purchase one Holdings Class A Ordinary Share at a purchase price of $11.50 per full share.

“Holdings Public Warrant” means one whole warrant entitling the holder thereof to purchase one Holdings Class A Ordinary Share at a purchase price of $11.50 per full share.

“Holdings Warrants” means the Holdings Private Warrants and Holdings Public Warrants, collectively.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person or group of Persons at any given time, without duplication, all liabilities and obligations (whether or not contingent) including in respect of the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, (a) borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) with respect to the Group Companies, accounts payable to trade creditors and accrued expenses, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments valued at the maximum amount thereof, (d) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (f) hedging arrangements, interest rate, currency or other swaps, derivative instruments or similar Contracts, in each case, assuming such Contracts were terminated as of immediately prior to such time, (g) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed or refinanced, (h) obligations under leases required to be recorded as capitalized leases in accordance with IFRS, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that, with respect to any Group Company, Indebtedness shall not include any Indebtedness of the SPAC, including Sponsor Loans.

“Independent Contractor” has the meaning specified in Section 3.14(a).

“Intellectual Property” means all United States and non-United States intellectual property rights, wherever created or arising, or protected under applicable Law, including all: (i) patents and patent applications (including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon), (ii) trademarks, service marks, Internet domain names, social media handles, corporate names and trade names, and other similar identifiers of source or goodwill (together with the goodwill associated with any of the foregoing), and registrations and applications therefor, (iii) rights in works of authorship, including all copyrights (including copyrights in software), and registrations and applications therefor, and moral rights, design rights and database rights therein and thereto, (iv) confidential or proprietary information, including trade secrets and know-how (collectively, “Trade Secrets”), and (v) claims and rights to recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 7.04(b).

“Interim Period” has the meaning specified in Section 5.01.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated April 27, 2022, and filed with the SEC on April 29, 2022 (File Nos. 333-263542).

“IT Systems” means the information technology systems computer systems, networks, Software and hardware used by the Company or any of its Subsidiaries.

“Law” means any federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, Governmental Order, or other requirement issued, enforced, entered or promulgated by, in each case, of any Governmental Authority, including the SEC, and applicable to or legally binding on the Parties, as applicable.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Letter of Transmittal” has the meaning specified in Section 2.11(d).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, charge, easement, equitable interest, option, right of first offer or refusal, adverse claim or other restriction on the use, voting, transfer, receipt of income or other exercise, possession, transfer, or any other attribution of ownership, or other lien of any kind.

“Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Lost Certificate Affidavit” has the meaning specified in Section 2.11(g).

“Material Adverse Effect” means, with respect to any specified Person, any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be foreseeable to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (ii) does or would reasonably be foreseeable to, individually or in the aggregate, prevent the ability of the Company to consummate the Transaction; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or IFRS, or any interpretation thereof following the date of the Original Merger Agreement, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the Person or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the other Parties, (f) any earthquake, hurricane, pandemic (including the effects of COVID-19, and all variants thereof), epidemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Person operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any war, hostilities or escalation of the conflict in the Ukraine and the direct and indirect impacts, political or financial, on the Russian Federation and any other nation or Person, and (h) any failure of the Person and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be foreseeable to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except in the case of clauses (a), (d), (f) and (g), to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 3.23.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 3.13(b).

“Nasdaq” means the Nasdaq Capital Market.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Outside Date” has the meaning specified in Section 9.01(b).

“Outstanding Company Expenses” has the meaning specified in Section 2.16.

“Outstanding SPAC Expenses” has the meaning specified in Section 2.16.

“Outstanding Transaction Expenses” has the meaning specified in Section 2.16.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning specified in Section 3.19(a).

“Party” has the meaning specified in the preamble hereto.

“PIPE Investment” has the meaning specified in Section 7.11.

“PIPE Proceeds” has the meaning specified in the definition of Available Closing Date Cash.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents or approvals issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary and usual course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with IFRS, (ii) Liens arising under original purchase price conditional sales contracts, equipment leases, or trade payables with third parties entered into in the ordinary and usual course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with IFRS, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) (x) are matters of record or (y) would be disclosed by a current, accurate survey or physical inspection of such real property, and (B) do not interfere with the present uses or occupancy of or access to, or otherwise diminish the value of, such real property, (v) Liens that (A) were not incurred in connection with Indebtedness or (B) are not material to the Group Companies, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary and usual course of business (vii) Liens in connection with Closing Company Indebtedness, and (vii) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Pre-Closing Tax Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the Fair Credit Reporting Act (FCRA) and its state law equivalents, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, each as amended from time to time, and all applicable Laws governing data privacy, security and breach notification.

“Projects” means the material power projects being developed or operated by the Company and its Subsidiaries, details of which are set forth in Schedule 1.01(b).

“Proposals” has the meaning specified in Section 7.02(c).

“Prosecution Proceedings” has the meaning specified in Section 3.11(b).

“Proxy Statement” means the notice of extraordinary general meeting and proxy statement filed by SPAC on Schedule 14A with respect to the Extraordinary General Meeting.

“Real Estate Lease Documents” has the meaning specified in Section 3.19(b).

“Real Property” means, together, the Leased Real Property and the Owned Real Property.

“Redeeming SPAC Shareholder” means a SPAC Shareholder who demands that SPAC redeem its SPAC Class A Ordinary Shares for cash in connection with the transactions contemplated hereby and in accordance with the SPAC’s Organizational Documents.

“Redemption” has the meaning specified in the Recitals hereto.

“Registered” means registrations, recordations, filings, renewals, and applications for any of the foregoing with, granted by or pending before, a Governmental Authority or Internet domain name registrar.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the registration statement on Form F-4 of Holdings with respect to registration of the Holdings Ordinary Shares and Holdings Public Warrants to be issued in connection with the Mergers.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Restated Company M&A” has the meaning specified in Section 7.13.

“Restated Holdings M&A” has the meaning specified in Section 2.05(b).

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or His Majesty’s Treasury of the United Kingdom (including as may be extended to the Cayman Islands by Order in Council of His Majesty’s Privy Counsel in the United Kingdom).

“Schedules” means, with respect to any Party, the disclosure schedules delivered by such Party in connection with this Agreement. Unless otherwise indicated, the term Schedules shall refer the disclosure schedules delivered with the Original Merger Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Registration Statement effective and has confirmed that the SEC has no further comments on the Proxy Statement.

“SEC Reports” has the meaning specified in Section 4.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Board” means the board of directors of SPAC.

“SPAC Certificates” has the meaning specified in Section 2.11(a).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Closing Date Certificate” has the meaning specified in Section 2.14.

“SPAC Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“SPAC Material Contract” has the meaning specified in Section 4.16(a).

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC, as amended and/or restated; provided that references herein to the SPAC Memorandum and Articles for periods after the SPAC Merger includes the SPAC Surviving Subsidiary’s amended and restated memorandum and articles of association.

“SPAC Merger” has the meaning specified in the Recitals hereto.

“SPAC Merger Effective Time” has the meaning specified in Section 2.03.

“SPAC Merger Sub” has the meaning specified in the preamble hereto.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, collectively.

“SPAC Parties” has the meaning specified in the preamble hereto.

“SPAC Plan of Merger” has the meaning specified in Section 2.03.

“SPAC Preference Shares” means the preference shares, par value $0.0001 per share, of SPAC.

“SPAC Private Warrant” means one private placement warrant that was issued to Sponsor at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Warrant” means one (1) warrant that was issued at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Right” means one right that was included as part of each SPAC Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination.

“SPAC Securities” means SPAC Units, SPAC Ordinary Shares, SPAC Preference Shares, SPAC Rights, and SPAC Warrants, collectively.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Shareholder Approval” has the meaning specified in Section 4.02(b).

“SPAC Specified Representations” has the meaning specified in Section 8.03(a)(i).

“SPAC Surviving Subsidiary” has the meaning specified in Section 2.01.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share, one-half (1/2) of a SPAC Public Warrant, and one (1) right that entitles the holder thereof to receive one-tenth (1/10) of one SPAC Class A Ordinary Share.

“SPAC Warrants” means, collectively, the SPAC Public Warrants and the SPAC Private Warrants.

“Sponsor” means U.N. SDG Support LLC, a Delaware limited liability company.

“Sponsor Loans” means the sum of (a) the loans made from Sponsor or an Affiliate of Sponsor to SPAC as of the date of the Original Merger Agreement, plus all accrued and unpaid interest and other charges thereon through the Closing Date, and (b) any additional monies loaned after the date of the Original Merger Agreement through the Closing Date to SPAC by Sponsor or an Affiliate of Sponsor, plus all accrued and unpaid interest and other charges thereon. The total amount of Sponsor Loans will be set forth on a certificate to be delivered to the Company by Sponsor and SPAC at least five (5) days prior to the Closing Date.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, an exempted company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. “Subsidiary” also means any Person the Company anticipates directly or indirectly acquiring pursuant to purchase agreements that have gone into effect but not closed as of the date of the Original Merger Agreement, which Persons include, without limitation, those Persons set forth on Schedule 3.02.

“Subsidiary Acquisitions” has the meaning specified in Section 7.12(b).

“Surviving Provisions” has the meaning specified in Section 9.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Authority” means a Governmental Authority responsible for the administration, determination or collection of any Tax.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“TEP” has the meaning specified in Section 7.12(a).

“TEP Acquisition” has the meaning specified in Section 7.12(a).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transactions” or “transactions contemplated hereby” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 4.06(a).

“Trust Agreement” has the meaning specified in Section 4.06(a).

“Trustee” has the meaning specified in Section 4.06(a).

“Unfair Labor Practice” has the meaning prescribed to it in the National Labor Relations Act of 1935.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company’s or its Subsidiaries’ websites, any mobile app, or any Software, devices, or products of the Company or its Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

“WindshareFund Acquisition” has the meaning specified in Section 7.12(b).

“WindshareFund Entities” means each of WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WindShareFund N.V., and their respective Subsidiaries.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. two (2) Business Days prior to the date of the Original Merger Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(h) Unless otherwise specified in this Agreement, all references to currency, monetary values, dollars or “$” set forth herein shall mean United States (U.S.) dollars.

1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, and such knowledge as they would have obtained after reasonable inquiry, of, (a) in the case of the Company, Per Regnarsson, Michael Geary, Julia Bron and Charles Ratelband and the executive officers and members of the board (or equivalent body) of the Company, and (b) in the case of SPAC, the members of the board (or equivalent body) of the SPAC.

1.04 Equitable Adjustments. If, between the date of the Original Merger Agreement and the Closing, the outstanding Company Ordinary Shares or SPAC Class A Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Ordinary Shares or SPAC Class A Ordinary Shares, will be appropriately adjusted to provide to the holders of Company Ordinary Shares and the holders of SPAC Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement.

ARTICLE II
THE MERGERS

2.01 The SPAC Merger. At the SPAC Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the SPAC Plan of Merger and in accordance with the applicable provisions of the Cayman Act, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which (a) the separate existence of SPAC Merger Sub shall cease and SPAC Merger Sub shall be struck off the Register of Companies in the Cayman Islands, (b) SPAC shall continue as the surviving company in the SPAC Merger, and (c) SPAC shall become a wholly owned subsidiary of Holdings. SPAC as the surviving company in the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to SPAC for periods after the SPAC Merger Effective Time shall include SPAC Surviving Subsidiary).

2.02 The Company Merger. At the Company Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the Company Plan of Merger and in accordance with the applicable provisions of the Cayman Act, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which (a) the separate existence of Company Merger Sub shall cease and Company Merger Sub shall be struck off the Register of Companies in the Cayman Islands, (b) the Company shall continue as the surviving company in the Company Merger, and (c) the Company shall become a wholly owned subsidiary of Holdings. The Company as the surviving company in the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to the Company for periods after the Company Merger Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, the Company will not be included within the meaning of the term SPAC Parties for purposes of this Agreement.

2.03 Effective Time. Subject to the terms and conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by executing and filing a plan of merger and such other document(s) required by the Cayman Act in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Plan of Merger”) with the Cayman Registrar in accordance with the applicable provisions of the Cayman Act, and (b) cause the Company Merger to be consummated by executing and filing a plan of merger and such other document(s) required by the Cayman Act in form and substance reasonably acceptable to the Company and SPAC (the “Company Plan of Merger”, and together with the SPAC Plan of Merger, each a “Plan of Merger”) with the Cayman Registrar in accordance with the applicable provisions of the Cayman Act. The SPAC Merger shall be consummated and be effective on the date and at the time at which the SPAC Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act or such later date and/or time as the Company and SPAC may agree and specify pursuant to the Cayman Act (the “SPAC Merger Effective Time”). The Company Merger shall be consummated and be effective on the date and at the time at which the Company Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act or such later date and/or time as the Company and SPAC may agree and specify pursuant to the Cayman Act (the “Company Merger Effective Time” and together with the SPAC Merger Effective Time, each as applicable, the “Effective Time”).

2.04 Effect of the Mergers. At the applicable Effective Time, the effect of the Mergers shall be as provided in this Agreement, the SPAC Plan of Merger, the Company Plan of Merger and the applicable provisions of the Cayman Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time (a) all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and (b) all liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub (in each case, which shall not include any Outstanding SPAC Expenses) shall become the Indebtedness, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Agreements from and after the applicable Effective Time. SPAC Surviving Subsidiary and Company Surviving Subsidiary shall continue their existence as wholly owned subsidiaries of Holdings.

2.05 Organizational Document.

(a) At the applicable Effective Time, (i) the SPAC Surviving Subsidiary shall adopt an amended and restated memorandum and articles of association substantially in the form of the memorandum and articles of association of the SPAC Merger Sub as in effect immediately prior to the SPAC Merger Effective Time, and (ii) the Company Surviving Subsidiary shall adopt an amended and restated memorandum and articles of association substantially in the form of the memorandum and articles of association of the Company Merger Sub as in effect immediately prior to the Company Merger Effective Time (the “Company Surviving Subsidiary M&A”).

(b) At the SPAC Merger Effective Time, the memorandum and articles of association of Holdings, shall be amended and restated, in the form to be mutually agreed by SPAC and the Company, to among other things, provide that the name of Holdings shall be changed to be “ClimateRock” or such other similar name as complies with the Cayman Act and is selected by the Company in its sole discretion, and for the authorized share capital of Holdings to consist of a sufficient number of Holdings Ordinary Shares in order to effect and consummate the Transactions (as so amended and restated, the “Restated Holdings M&A”). Prior to the SPAC Merger Effective Time, SPAC, as the sole shareholder of Holdings, shall pass all resolutions necessary to give effect to such amendment and restatement and alteration to Holdings’ authorized share capital.

2.06 Directors of Holdings, SPAC and Merger Subs.

(a) At or prior to the applicable Effective Time, the Parties shall take all necessary action, including causing the directors of Holdings to resign, so that effective as of the Closing, Holdings’ board of directors will consist of seven (7) individuals, at least four (4) of whom shall be required to qualify as an independent director under Nasdaq rules; provided, however, that in all events the board of directors of Holdings shall comply with applicable composition requirements that may be established from time to time by Nasdaq or the SEC and that are applicable to Holdings (i.e., audit committee financial expertise, etc.). The post-Closing board of directors of Holdings will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing, one Class III Director is to be designated by SPAC. In accordance with the Restated Holdings M&A as in effect at the Closing, no director on the post-Closing board of directors of Holdings may be removed without cause. At or prior to the Closing, Holdings will provide each director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b)  At the applicable Effective Time, (i) the directors and officers of SPAC Merger Sub immediately prior to the SPAC Merger Effective Time shall be the directors and officers of SPAC Surviving Company unless otherwise agreed to by the Parties, and (ii) the directors and officers of the Company immediately prior to the Company Merger Effective Time shall be the directors and officers of Company Surviving Subsidiary unless otherwise agreed to by the Parties.

2.07 Officers of Holdings. Upon the Closing, the officers of Holdings will be appointed in accordance with the mutual agreement of the SPAC and the Company.

2.08 Merger Consideration; Company Convertible Securities.

(a) Company Merger Consideration. As consideration for the Company Merger, the holders of the Continuing Company Shares shall be entitled to receive from Holdings the Company Merger Consideration (subject to Section 2.08(c)) in proportion to their ownership interests in the Company, as such proportionate ownership interests are set forth on a schedule to be delivered to SPAC by the Company at least three (3) days prior to the Closing Date; provided however, that (i) 10% of the Company Merger Consideration allocated to the Company Founders, shall be comprised of Holdings Class B Ordinary Shares and (ii) the remaining 90% of the Company Merger Consideration allocated to the Company Founders, shall be comprised of Holdings Class A Ordinary Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person:

(i) each Continuing Company Share that is issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into the right to receive the applicable proportion of the Company Merger Consideration, with the rights, powers and privileges given to such Holdings Ordinary Shares by the Restated Holdings M&A and the Cayman Act; and

(ii) each share of Company Merger Sub that is issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into a single ordinary share of par value $0.00005 per share of the Company Surviving Subsidiary, with the rights, powers and privileges given to such share by the Company Surviving Subsidiary M&A and the Cayman Act, and shall constitute the only outstanding share of the Company Surviving Subsidiary immediately following the Company Merger Effective Time. Immediately following the Company Merger Effective Time, Holdings shall be the sole and exclusive owner of all shares of the Company Surviving Subsidiary and the register of members of the Company Surviving Subsidiary shall be updated at the Company Merger Effective Time to reflect the foregoing.

(b) Company Convertible Securities. At the Company Merger Effective Time, each issued and outstanding Company Convertible Security shall be converted to Holdings Convertible Securities of like tenor. The Company Convertible Securities shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Convertible Securities shall have, and be subject to, substantially the same terms and conditions set forth in the applicable Organizational Document, except that they shall represent the right to acquire Holdings Ordinary Shares in lieu of Company Ordinary Shares. At or prior to the Company Merger Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Convertible Securities remain outstanding, a sufficient number of Holdings Ordinary Shares for delivery upon the exercise of such securities.

(c) Escrowed Shares and Escrow. Of the Holdings Ordinary Shares to be issued as Company Merger Consideration at the Closing, the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent and such Escrowed Shares shall become subject to forfeiture by the Company Shareholders following the Closing as set forth in this Section 2.08(c).

(i) At or prior to the Closing, the Parties and an agent mutually acceptable to SPAC and the Company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the SPAC and the Company (the “Escrow Agreement”), pursuant to which the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent, to be held in a segregated escrow account (the “Escrow Account”). The Company Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Holdings and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while in the Escrow Account shall be paid directly to the Company Shareholders.

(ii) On the date that the Company’s audited financial statements for fiscal year 2025 are filed with the SEC, (A) if the Company Adjusted EBITDA for fiscal year 2025 is less than the Company 2025 FY EBITDA Target, all Escrowed Shares shall be forfeited by the Company Shareholders and surrendered to Holdings for no consideration pursuant to the Cayman Act and the Organizational Documents of Holdings and cancelled, and (B) if the Company Adjusted EBITDA for fiscal year 2025 is equal to or greater than Company 2025 FY EBITDA Target, then all of the Escrowed Shares shall be released proportionately to the Company Shareholders (the “Escrow Share Release”).

(iii) All certificates or book entries representing the Escrowed Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent will be given appropriate stop transfer orders; provided, however, if the Escrowed Shares are to be released to the Company Shareholders pursuant to the Escrow Share Release, such Escrowed Shares shall be promptly released from the Escrow Account to the respective Company Shareholders pro rata and the Parties shall promptly cause the removal of such legend, as applicable, with respect to the applicable Holdings Ordinary Shares and direct such transfer agent that such stop transfer orders are no longer applicable.

(iv) If there is a dispute with respect the calculation of Company Adjusted EBITDA, it shall be submitted to an independent accounting expert mutually agreeable to the Parties (“Independent Expert”) for final resolution. Each Party will use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement. It is the intent of the Parties that the activities of the Independent Expert are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Each Party will request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) Dissenting Company Shares. Notwithstanding anything to the contrary herein and in accordance with the Cayman Act, any Company Ordinary Share issued and outstanding immediately prior to the Company Merger Effective Time for which any Company Shareholder (such Company Shareholder, a “Dissenting Company Shareholder”) has validly exercised properly in writing their dissenters’ rights for such Company Ordinary Shares in accordance with Section 238 of the Cayman Act, and has otherwise complied in all respects with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Company Shares”) shall not be converted into the right to receive, and the applicable Dissenting Company Shareholder shall have no right to receive, the applicable portion of the Company Merger Consideration to which the holder of such Dissenting Company Shares would otherwise be entitled pursuant to Section 2.08(a) unless and until such Dissenting Company Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act. From and after the Company Merger Effective Time, (A) the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the Company Merger and shall cease to exist and (B) the Dissenting Company Shareholders shall be entitled only to such rights as may be granted to them under Section 238 of the Cayman Act and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Company Surviving Subsidiary or any of its Affiliates (including Holdings); provided, however, that if any Dissenting Company Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act, then the Company Ordinary Shares held by such Dissenting Company Shareholder (1) shall no longer be deemed to be Dissenting Company Shares and (2) shall be treated as if they had been converted automatically at the Company Merger Effective Time into the right to receive the applicable portion of the Company Merger Consideration pursuant to Section 2.08(a) and Section 2.08(c) in accordance with the terms and conditions of this Agreement. Each Dissenting Company Shareholder who becomes entitled to payment for his, her or its Dissenting Company Shares pursuant to the Cayman Act shall receive payment thereof from Company in accordance with the Cayman Act. The Company shall give SPAC (prior to the Closing) or the Sponsor (after the Closing) prompt notice of any written demands for dissenters’ rights in respect of any Company Ordinary Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by Company, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep SPAC (prior to the Closing) or the Sponsor (after the Closing) reasonably apprised as to the status and developments related to such matters, and SPAC (prior to the Closing) or the Sponsor (after the Closing) shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of SPAC (prior to the Closing) or the Sponsor (after the Closing), make any payment or deliver any consideration (including Holdings Ordinary Shares) with respect to, settle or offer or agree to settle any such demands.

2.09 Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub. By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(a) SPAC Units. Immediately prior to the SPAC Merger Effective Time, every issued and outstanding SPAC Unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share, one-half of one SPAC Warrant, and one SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.09.

(b) SPAC Ordinary Shares. At the SPAC Merger Effective Time, (i) each SPAC Class A Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time that is not redeemed in the Redemption (other than Dissenting SPAC Shares and those shares described in Section 2.09(e) below) shall be automatically cancelled and extinguished and converted into the right to receive one (1) Holdings Class A Ordinary Share and (ii) each SPAC Class B Ordinary Share issued and outstanding prior to the SPAC Merger Effective Time (other than Dissenting SPAC Shares) shall be converted automatically into one (1) Holdings Class A Ordinary Share, following which, all SPAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled pursuant to the terms of this Agreement and shall cease to exist. The holders of SPAC Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing SPAC Ordinary Shares (other than Dissenting SPAC Shares) shall be exchanged for a certificate (if requested) representing the same number of Holdings Class A Ordinary Shares upon the surrender of such certificate in accordance with Section 2.11. Each certificate formerly representing SPAC Ordinary Shares (other than Dissenting SPAC Shares) shall thereafter represent the same number of Holdings Class A Ordinary Shares.

(c) SPAC Warrants. At the SPAC Merger effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one (1) Holdings Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one (1) Holdings Private Warrant. At the SPAC Merger Effective Time, SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Holdings Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in SPAC Private Warrants, except that in each case they shall represent the right to acquire Holdings Class A Ordinary Shares in lieu of SPAC Class A Ordinary Shares. At or prior to the SPAC Merger Effective Time, Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Warrants remain outstanding, a sufficient number of Holdings Ordinary Shares for delivery upon the exercise of such Holdings Warrants.

(d) SPAC Rights. At the SPAC Merger Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of Holdings Class A Ordinary Shares that would have been received by the holder thereof if the SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents and the IPO Prospectus and into SPAC Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the SPAC Merger Effective Time and SPAC Ordinary Shares issued upon conversion of SPAC Rights had then automatically been converted into Holdings Class A Ordinary Shares in accordance with Section 2.09(b) above. At the SPAC Merger Effective Time, SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive Holdings Class A Ordinary Shares as set forth herein.

(e) Treasury Shares. At the SPAC Merger Effective Time, if there are any shares of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

(f)  SPAC Merger Sub Shares. At the SPAC Merger Effective Time, each ordinary share of SPAC Merger Sub outstanding immediately prior to the SPAC Merger Effective Time shall be automatically cancelled and extinguished and converted into an equal number of ordinary shares of the same class of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of SPAC Surviving Subsidiary.

(g) Dissenting SPAC Shares. Notwithstanding anything to the contrary herein and in accordance with the Cayman Act, any SPAC Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time for which any SPAC Shareholder (such SPAC Shareholder, a “Dissenting SPAC Shareholder”) has validly exercised properly in writing their dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Act, and has otherwise complied in all respects with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting SPAC Shares”) shall not be converted into the right to receive, and the applicable Dissenting SPAC Shareholder shall have no right to receive, the applicable Holdings Class A Ordinary Shares to which the holder of such Dissenting SPAC Shares would otherwise be entitled pursuant to Section 2.09(b) unless and until such Dissenting SPAC Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act. From and after the SPAC Merger Effective Time, (A) the Dissenting SPAC Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the SPAC Merger and shall cease to exist and (B) the Dissenting SPAC Shareholders shall be entitled only to such rights as may be granted to them under Section 238 of the Cayman Act and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the SPAC Surviving Subsidiary or any of its Affiliates (including Holdings); provided, however, that if any Dissenting SPAC Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act, then the SPAC Ordinary Shares held by such Dissenting SPAC Shareholder (1) shall no longer be deemed to be Dissenting SPAC Shares and (2) shall be treated as if they had been converted automatically at the SPAC Merger Effective Time into the right to receive the applicable number of Holdings Ordinary Shares pursuant to Section 2.09(b) in accordance with the terms and conditions of this Agreement. Each Dissenting SPAC Shareholder who becomes entitled to payment for his, her or its Dissenting SPAC Shares pursuant to the Cayman Act shall receive payment thereof from SPAC in accordance with the Cayman Act. SPAC shall give the Company (prior to the Closing) or the Sponsor (after the Closing) prompt notice of any written demands for dissenters’ rights in respect of any SPAC Ordinary Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by SPAC, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep the Company (prior to the Closing) or the Sponsor (after the Closing) reasonably apprised as to the status and developments related to such matters, and the Company (prior to the Closing) or the Sponsor (after the Closing) shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. SPAC shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Company (prior to the Closing) or the Sponsor (after the Closing), make any payment or deliver any consideration (including Holdings Class A Ordinary Shares) with respect to, settle or offer or agree to settle any such demands.

2.10 Effect of Mergers on Issued and Outstanding Securities of Holdings. At the applicable Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

2.11 Exchange Procedures.

(a) Prior to the first Effective Time to occur, Holdings shall designate a bank or trust company to act as an exchange and/or transfer agent in connection with the Mergers (the “Exchange Agent”) pursuant to an exchange agent or other agreement providing for, among other things, the matters set forth in this Section 2.11 and otherwise reasonably satisfactory to the Parties. The expenses of the Exchange Agent shall be paid by Holdings. At the SPAC Merger Effective Time, (i) the holders of SPAC Ordinary Shares (other than Dissenting SPAC Shares) will surrender their share certificates or other instruments representing SPAC Ordinary Shares (collectively, the “SPAC Certificates”), and (ii) the holders of the Continuing Company Shares will surrender their share certificates or other instruments representing the Continuing Company Shares (collectively, the “Company Certificates”), and will deliver written acknowledgement of the termination of their rights to such Company Ordinary Shares. In the case of a lost, stolen or destroyed SPAC Certificate or Company Certificate, the holder thereof shall deliver a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g), in each case to Holdings or the Exchange Agent, together with any related documentation reasonably requested by Holdings or Exchange Agent in connection therewith.

(b) Certificates representing the Holdings Ordinary Shares shall be issued to the holders of the Continuing Company Shares and to the holders of SPAC Ordinary Shares (other than Redeeming SPAC Shareholders and Dissenting SPAC Shareholders) upon surrender of the Company Certificates, and SPAC Certificates, respectively, as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g)) for cancellation to Holdings or to the Exchange Agent, Holdings shall issue, or cause to be issued, to the holders of the Continuing Company Shares and to the holders of the SPAC Certificates (other than Redeeming SPAC Shareholders and Dissenting SPAC Shareholders) such certificates representing the number of Holdings Ordinary Shares for which their Continuing Company Shares, and SPAC Ordinary Shares, respectively, are exchangeable at the applicable Effective Time, and the Company Certificates, and SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, (A) outstanding Company Certificates will be deemed, from and after the Company Merger Effective Time, to evidence only the right to receive the applicable portion of the Company Merger Consideration pursuant to this Article II, and (B) outstanding SPAC Certificates (other than those held by Redeeming SPAC Shareholders and Dissenting SPAC Shareholders) will be deemed, from and after the SPAC Merger Effective Time, to evidence only the right to receive the number of Holdings Ordinary Shares into which the applicable SPAC Ordinary Shares have been converted in the Mergers.

(c) If certificates representing the Holdings Ordinary Shares are to be issued in a name other than that in which the Company Certificates, or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates, or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange, will have (i) paid to Holdings or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates representing the Holdings Ordinary Shares in any name other than that of the registered holder of the Company Certificates, or SPAC Certificates surrendered, or (ii) established to the satisfaction of Holdings or the Exchange Agent that such tax has been paid or is not payable.

(d) If required by the Exchange Agent, at least three (3) days prior to the Closing Date, the holders of the Continuing Company Shares shall deliver to the Exchange Agent a letter of transmittal or other document to exchange their Company Certificates for their respective portions of the Company Merger Consideration in a form reasonably satisfactory to the Parties and the Exchange Agent (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates, if any, in respect of the Company Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Holdings or the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange or pursuant to other procedures of the Exchange Agent. The holders of the Continuing Company Shares shall be entitled to receive their respective portions of the Company Merger Consideration in respect of the Continuing Company Shares represented by the Company Certificates, as soon as reasonably practicable after the Company Merger Effective Time, but subject to the delivery to Holdings or the Exchange Agent of (i) if such holder of Continuing Company Shares is an officer, director, insider, or holder of five percent (5%) or more of the Company’s fully-diluted equity securities, a duly executed counterpart to the Company Lock-Up Agreement with Holdings which may include items reasonably requested by the Exchange Agent to effectuate the issuance of the Company Merger Consideration pursuant to this Agreement. Until so surrendered, each Company Certificate shall represent after the Company Merger Effective Time for all purposes only the right to receive such portion of the Company Merger Consideration attributable to such Company Certificate.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a Holdings Ordinary Share will be issued by Holdings by virtue of this Agreement or the Transactions, and each Person that would otherwise be entitled to a fraction of a Holdings Ordinary Share (after aggregating all fractional Holdings Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Holdings Ordinary Shares issued in the aggregate to such Person rounded up to the nearest whole Holdings Ordinary Share.

(f) In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed to the Exchange Agent and, if required by Holdings, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdings as indemnity against any claim that may be made against it with respect to such Company Certificate, or SPAC Certificate, Holdings will issue or cause to be issued the number of Holdings Ordinary Shares for which such lost, stolen or destroyed Company Certificates, or SPAC Certificates are exchangeable at the relevant Effective Time; provided that no Holdings Ordinary Shares shall be issued to Redeeming SPAC Shareholders, Dissenting SPAC Shareholders or Company Shareholders other than Continuing Company Shareholders.

2.12 Taking of Necessary Action; Further Action. If, at any time after either Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC Surviving Subsidiary, Company Surviving Subsidiary, and Holdings shall take all such necessary and desirable action, so long as such action is not inconsistent with this Agreement.

2.13 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail (or other electronic medium) on the date which is three Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, SPAC, the Company, SPAC Merger Sub, Company Merger Sub, and Holdings, as applicable, shall cause the SPAC Plan of Merger and the Company Plan of Merger to be executed and filed with the Cayman Registrar as provided in the Cayman Act.

2.14 Certificates. No later than two Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate (the “Company Closing Date Certificate”), duly executed and certified by a director or an executive officer of the Company, which Closing Date Certificate sets forth the Company’s good faith calculation of all Outstanding Company Expenses and the Company Merger Consideration to be issued in exchange for each Continuing Company Share determined in accordance with the terms of this Agreement and the definitions set forth herein. No later than two Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate (the “SPAC Closing Date Certificate”), duly executed and certified by a director or an executive officer of SPAC, which Closing Date Certificate sets forth SPAC’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), all SPAC Indebtedness, including the Sponsor Loan, and all Outstanding SPAC Expenses, determined in accordance with the terms of this Agreement and the definitions set forth herein.

2.15 Withholding. Each of SPAC, Holdings, the Company and the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable Law; provided, however, that SPAC, Holdings, the Company, or any of their respective Affiliates, as applicable, shall (a) take commercially reasonable efforts to provide the applicable payee with written notice prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement, (b) take commercially reasonable efforts to cooperate in good faith with the applicable payee to seek to eliminate or reduce any such withholding or deduction, and (c) provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. To the extent that SPAC, Holdings, the Company, the Exchange Agent or their respective Affiliates withhold such amounts with respect to any Person and properly remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment to employees of the Company or its Affiliates and treated as compensation, the Parties shall cooperate to pay such amounts through Holdings’ or its Subsidiary’s payroll to facilitate applicable withholding.

2.16 Payment of Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its advisors, legal counsel, accountants, consultants, experts and financial advisers. If the Closing shall occur, Holdings shall use the Available Closing Date Cash to (x) pay or cause to be paid or reimbursed, all current and pre-existing transaction expenses of the Company incurred in connection with the Transaction, including the fees and expenses of legal counsel, financial advisers and accountants employed by the Company, (collectively, the “Outstanding Company Expenses”), and (y) pay or cause to be paid, all current and pre-existing accrued and unpaid expenses of the SPAC, including the fees and expenses (including deferred expenses) of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the SPAC in connection with the Transactions or any other potential transactions considered by the SPAC and all premium costs for directors’ and officers’ liability insurance (including for any “tail” policy required under Section 6.02(b)) and any Sponsor Loans for any expenses (“Outstanding SPAC Expenses” and, collectively with Outstanding Company Expenses, the “Outstanding Transaction Expenses”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies the correspondingly numbered representation or warranty if specified therein, the Company represents and warrants to SPAC, as of the date of the Original Merger Agreement and at the Closing (except if such representation or warranty is made as of a different specified date), as follows:

3.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as an exempted company under the Laws of the Cayman Islands and has the requisite company power and authority to own, lease and operate its assets and properties and to conduct its Business as it is now being conducted. The copies of the Company Memorandum and Articles, as amended and/or restated to the date of the Original Merger Agreement and as previously made available by the Company to SPAC are true, correct and complete and are in effect as of the date of the Original Merger Agreement, and the Company Memorandum and Articles are the sole and exclusive constitutional documents governing the Company.

(b) The Company is duly licensed or qualified and in good standing as an exempted company in the Cayman Islands and as a foreign company (or equivalent entity) in each jurisdiction outside of the Cayman Islands in which the ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be foreseeable to have, individually or in the aggregate, a Material Adverse Effect.

3.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date of the Original Merger Agreement are set forth on Schedule 3.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly incorporated or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Business of the Company or any of its Subsidiaries.

(b) As of the date of the Original Merger Agreement, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any shares, capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares, capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares, capital stock or other equity interests, of such Person.

3.03 Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and except the approval of the Company Shareholders of the Transactions which is to be obtained as contemplated by Section 5.08, no other Company proceeding is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other Party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

3.04 No Conflict. The Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the Company’s consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Company Memorandum and Articles or other Organizational Document of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 3.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (i) be material to the Group Companies, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any Ancillary Agreement to which the Company is a party or to consummate the transactions contemplated hereby or thereby.

3.05 Governmental Authorities; Consents. Except as otherwise provided herein (including, without limitation, the filing of the Company Plan of Merger with the Cayman Registrar), no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions contemplated hereby in accordance with the terms hereof.

3.06 Capitalization of the Group Companies.

(a) Set forth on Schedule 3.06(a) is a true, correct and complete list of each holder of Company Ordinary Shares or other equity interests of each of the Group Companies and the percentage and class of the Company Ordinary Shares or other equity interests held by each such holder as of the date of the Original Merger Agreement. Except as set forth on Schedule 3.06(a), as of the date of the Original Merger Agreement there are no other Company Ordinary Shares or other equity interests of any of the Group Companies authorized, reserved, issued or outstanding.

(b) Set forth on Schedule 3.06(b) is a true, correct and complete list of each holder of Company Convertible Securities, each security’s grant date, number, type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule, in each case, as of the date of the Original Merger Agreement. Except as set forth on Schedule 3.06(a), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or other equity interests of the Company, nor any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Company Ordinary Shares or other equity interests in or debt securities of the Company and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Ordinary Shares or other equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. The Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, other than the Ancillary Agreements entered into in connection with this Agreement or the transactions contemplated hereby.

(c) The outstanding interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), nor any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any equity interests in or debt securities of such Subsidiaries, and (B) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the Company’s Subsidiaries. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Subsidiaries’ members may vote. The Company’s Subsidiaries are not party to any equity holders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

(e) Since the Balance Sheet Date, (a) no Material Adverse Effect has occurred and (b) except as contemplated by this Agreement and each ancillary agreement to this Agreement or in connection with the Transactions, no action has occurred that would require the consent of Company or Subsidiaries of Company if such action is taken during the period from the date of the Original Merger Agreement until the Closing Date.

3.07 Financial Statements.

(a) The Company has made available to SPAC and Holdings the following (x) audited consolidated balance sheets of the Group Companies as of December 31, 2022 and as of December 31, 2021 and the audited consolidated statements of comprehensive income, changes in equity and cash flows of the Group Companies for the fiscal years then ended, and (y) unaudited consolidated balance sheets of the Group Companies as at June 30, 2023 (the “Balance Sheet Date”) and the unaudited consolidated statements of comprehensive income, changes in equity and cash flows of the Group Companies for the six-month period then ended (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Group Companies.

(b) The Company maintains books and records accurately reflecting the assets and liabilities of the Group Companies in all material respects, and maintains adequate internal accounting controls that provide reasonable assurance in all material respects that (i) the Company maintains no off-the-book accounts; (ii) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of the Company’s and its Subsidiaries’ financial statements in accordance with sound accounting principles; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

(c) The books and records of each of the Group Companies have been kept and maintained in all material respects in accordance with applicable Laws.

(d) Without limiting any of the foregoing, any Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with IFRS, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of the Group Companies in accordance with IFRS.

3.08 Undisclosed Liabilities.

(a) Other than as included in the Financial Statements, there is no Indebtedness of the Group Companies.

(b) There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Group Companies (and the notes thereto) prepared in accordance with IFRS, consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary and usual course of the operation of the Business, (c) disclosed in the Schedules or (d) arising under this Agreement or the Transactions and/or the performance by the Company of its obligations hereunder.

3.09 Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company, its Subsidiaries or their respective officers, directors, employees, managers or managing members (in their capacities as such), or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries, or, to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective officers, directors, employees, managers or managing members (in their capacities as such), is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

3.10 Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.20), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, the Group Companies are, and since two (2) years prior to the execution hereof have been, in compliance in all material respects with all applicable Laws. Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since two (2) years prior to the execution hereof have been, which violation would be material to the Group Companies, taken as a whole.

(b) The Company and each Subsidiary of the Company has timely filed all material reports, registrations and other material documents, together with any material amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of the Original Merger Agreement with respect to such reports, registration and documents filed before the date of the Original Merger Agreement), each of such reports, registrations and documents (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth, as of the date of the Original Merger Agreement, a true and complete list of, including (as applicable) owner, jurisdiction (both in and outside of the United States) and serial and application numbers, of all patent applications, issued patents, registered copyrights, all material unregistered copyrights, all trademark applications, trademark registrations, all material unregistered trademarks, all domain name registrations, and all social media handles and accounts, that are owned by the Company or any of its Subsidiaries, and (ii) any Software that is owned by and material to the Business of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.11(a) or (ii) as provided in any Contract set forth in Schedule 3.12(a), either the Company or a Subsidiary of the Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens. All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Owned Intellectual Property prior to the Closing have been paid. All filings for the Owned Intellectual Property are in good standing, and all assignments and licenses subject to recordation have been properly recorded. No registered trademarks included in the Owned Intellectual Property have been unused in the jurisdiction of registration, if such jurisdiction requires such use to maintain a registered trademark, for more than three (3) years.

(b) Other than the Actions related to the ongoing prosecution of any Owned Intellectual Property before any Intellectual Property office or agencies set forth in Schedule 3.11(b) (“Prosecution Proceedings”), no Actions are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any third party (i) claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party, or (ii) challenging the use, ownership, registrability, patentability, validity or enforceability of the Owned Intellectual Property. Other than Prosecution Proceedings, neither the Company nor any Subsidiary of the Company is a party to any pending or, to the knowledge of the Company, threatened Action, as of the date of the Original Merger Agreement, claiming infringement, misappropriation or other violation by any third party of the Owned Intellectual Property. To the knowledge of the Company, the conduct of the Business as presently conducted and the use of the Owned Intellectual Property in connection therewith, is not infringing, misappropriating or otherwise violating, and has not, to the knowledge of the Company, in the two (2) years preceding the date of the Original Merger Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, and has not in the past two (2) years infringed, misappropriated or otherwise violated, any Intellectual Property of the Company or any Subsidiary of the Company.

(c) The Company and/or its Subsidiaries, as the case may be, either exclusively own, have a valid license to use or otherwise have the lawful right to use, all of the Intellectual Property and Software used in or necessary to the conduct of the Business as currently conducted (the “Business Intellectual Property”).

(d) The Company and its Subsidiaries have taken reasonable steps, to protect the confidentiality and value of the material Trade Secrets in the possession or control of the Company or its Subsidiaries, and such Trade Secrets have not, to the knowledge of the Company, been used or disclosed by any Person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use thereof.

(e) The Company and its Subsidiaries have executed valid and enforceable written agreements with each of their former and current employees, consultants and independent contractors pursuant to which each such Person has: (i) agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or one of its Subsidiaries, as applicable, all of such Person’s right, title and interest in and to all material Intellectual Property arising out of such Person’s employment, engagement or contract with the Company or Subsidiary.

(f) Schedule 3.11(f) identifies all Intellectual Property (other than widely available, commercial off-the-shelf third-party Software) material to the Business that is licensed to the Company and/or its Subsidiaries (the “Licensed Intellectual Property”). The Company and/or its Subsidiaries is/are in material compliance with all terms and conditions of any Contract, license or sub-license with respect to any Licensed Intellectual Property. The Company and/or its Subsidiaries is/are not in material breach or default of any Contract, license or sub-license in respect of any Licensed Intellectual Property which could result in the termination of any such Contract, license or sub-license.

(g) Schedule 3.11(g) identifies each Contract pursuant to which any Person has been granted any license by the Company and/or its Subsidiaries under, or otherwise has received or acquired from, the Company and/or its Subsidiaries any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property, including through non-assertion, settlement or similar agreements or otherwise.

(h) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will, to the knowledge of the Company, result in the release, assignment, transfer, disclosure, or delivery of any Owned Intellectual Property or Licensed Intellectual Property, by or to any escrow agent or other Person.

3.12 Contracts; No Defaults.

(a) Schedule 3.12(a) contains a listing of all Contracts described in clauses (i) through (xii) below to which, as of the date of the Original Merger Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound.

(i) any Contract with an employee of the Company or its Subsidiaries which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary and usual course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $100,000;

(iii) any Contract pursuant to which (A) the Company or any of its Subsidiaries licenses, receives authorization to use or acquires from a third party any Intellectual Property that is material to the business of any Group Company, other than (x) click-wrap, shrink-wrap and off-the-shelf Software licenses, and (y) any other unmodified Software licenses that are commercially available on standard, nondiscriminatory terms to the general public with aggregate license, maintenance, support and other fees less than $100,000 per year or (B) the Company or any of its Subsidiaries licenses, permits or agrees to license or permit any other Person to use any Intellectual Property that is material to the business of any Group Company;

(iv) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory or to solicit customers or suppliers anywhere in the world;

(v) any Contract under which the Company or its Subsidiaries have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on their assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary and usual course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $500,000 of committed credit;

(vi) any Contract to which the Company or its Subsidiaries is a party and that grants “most favored nation” status;

(vii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000 or, together with all related Contracts, in excess of $100,000, in each case, other than sales or purchases in the ordinary and usual course of business consistent with past practices and sales of obsolete equipment;

(viii) any Contract expected to result in revenue or that requires aggregate future payments to the Company, its Subsidiaries or any Group Company in excess of $100,000 in any calendar year, including the Group Companies’ 10 largest payors in the aggregate (in terms of the Group Companies’ gross collections during the fiscal year ended December 31, 2022) (collectively, “Material Payors”);

(ix) any Contract between the Company or its Subsidiaries on the one hand, and any of the Company Shareholders (or any Affiliate of such Company Shareholder), on the other hand, that will not be terminated at or prior to the Closing without any cost or other liability to the Company or its Subsidiaries;

(x) any Contract establishing any joint venture, partnership, or strategic alliance that is material to the Business taken as a whole;

(xi) any Contract (A) with a duration of more than one year, (B) involving the payment to or by the Company or more than $100,000 in the aggregate and (C) not terminable on sixty (60) days’ (or less) notice; and

(xii) any Contract with an Affiliate of the Company involving payment of $100,000 or more.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 3.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries party thereto in accordance with their terms, subject in all respects to Enforceability Exceptions, (ii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since one (1) year prior to the execution hereof, neither the Company nor its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), (v) since one (1) year prior to the execution hereof through the date of the Original Merger Agreement, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract and (vi) complete and correct copies of all such Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to SPAC.

(c) Except as would not have a Material Adverse Effect, neither the Company nor its Subsidiaries have received any written notice of any Action challenging the award of any Projects to the Company or its Subsidiaries, as applicable.

(d) Neither the Company nor any of its Subsidiaries have, or have been required to, materially reduce the contracted capacity for any of the Projects.

(e) The Company or its Subsidiaries, as the case may be, maintain the captive generating status or captive project status as required under the Project’s power purchase agreements, and, to the knowledge of the Company, no circumstances exist whereby the Company or its Subsidiaries as the case may be, would be expected to lose such status.

3.13 Company Benefit Plans.

(a) “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without notice and without severance or termination pay) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries have any obligation or liability, contingent or otherwise, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, share appreciation, phantom shares, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Group Companies have no remaining obligations or liabilities. As of the date of the Original Merger Agreement, the Company does not have any Company Benefit Plans.

(b) Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six (6) year period prior to the date of the Original Merger Agreement, or otherwise has any current or contingent liability with respect to: (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) a defined benefit plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(c) Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees or owners or service providers of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(d) Except as would not be reasonably expected to result in material Liability to the Group Companies, taken as a whole, no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan.

(e) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or otherwise (ii) result in the payment to any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries of any severance pay or money or other property, or any increase in severance pay upon any termination of employment or service.

(f) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)).

3.14 Employment and Labor Matters.

(a) Schedule 3.14(a) sets forth a true, correct and complete list of all Persons who are employees or Independent Contractors (as defined below) of the Group Companies as of the date of the Original Merger Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based or variable compensation; and (vi) a description of any fringe benefits regularly provided to each such individual as of the date of the Original Merger Agreement that either cost five hundred dollars ($500) or more annually or that are not provided or made available to all employees, (vii) status as active or inactive; and (viii) classification under applicable wage and hour Laws as either exempt or not exempt for purposes of overtime pay. As of the date of the Original Merger Agreement, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date of the Original Merger Agreement have been paid in full (or accrued in full in the Financial Statements), and there are no outstanding agreements, understandings or commitments of the Company with respect to any additional compensation, commissions or bonuses. Each independent contractor of the Company (each, an “Independent Contractor” and collectively, the “Independent Contractors”) who has performed services for the Company while classified as an independent contractor has satisfied the requirements of applicable Laws to be so classified. The Company has fully and accurately reported such Independent Contractors’ compensation on any applicable tax forms for independent contractors when required to do so. The Company has not received any written notice from any Governmental Authority disputing any classification in respect of the Independent Contractors.

(b) (i) Neither the Company nor its Subsidiaries is, or has been within the past three (3) years, a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with any applicable labor relations authority.

(c) Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, each of the Group Companies (i) is in material compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration (including the completion of any applicable immigration forms or reports and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs, COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any Unfair Labor Practice or received written notice of any Unfair Labor Practice complaint against it pending before any applicable labor relations authority or court that remains unresolved, and (iii) within the last three (3) years, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(d) Within the last three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closings, employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that (i) triggered notice or pay obligations under any law requiring advance notice of group terminations or layoffs, and which remain unsatisfied, or (ii) are reasonably expected to trigger such notice or pay obligations, in each case, except as would not reasonably be expected to be, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware against any directory, employee or other service provider of the Company during the past two (2) years. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any liabilities with respect to any such allegations and is not aware of any allegations relating to any director, employee or other service provider of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(g) As of the date of the Original Merger Agreement, the Company has no knowledge that any senior level executive has provided written notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

3.15 Taxes.

(a) Each Group Company has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all applicable Laws, and each Group Company has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party.

(c) No deficiencies for Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Group Company is currently the subject of a Tax audit or examination with respect to any Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(g) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two-year period ending on the date of the Original Merger Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.

(m) Each Group Company is Tax resident only in its jurisdiction of formation.

(n) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) No Group Company has taken nor agreed to take any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p) The Company has been treated as a corporation for U.S. federal income Tax purposes since inception. Schedule 3.15(p) sets forth the entity classification of each of the Subsidiaries for purposes of U.S. federal income Taxes. Each such entity has, at all times, (i) been eligible for such U.S. federal income tax classification under applicable Tax law and (ii) operated in all ways consistently with such classification.

(q) (i) The Company has not made an election under Section 897(i) to be treated as a “domestic corporation”.

(r) No Group Company has (i) deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001 7003 of the Families First Coronavirus Response Act, as may be amended.

3.16 Brokers’ Fees. No broker, finder, investment banker, consultant or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, based upon arrangements made by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has any obligation.

3.17 Insurance. Schedule 3.17 contains a list of all material policies of property, fire and casualty, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of the Original Merger Agreement, which listed policies are each in a form and amount customarily carried by Persons conducting business similar to that of the Company or its Subsidiaries, as applicable. True, correct and complete copies of all such policies have been made available to SPAC. With respect to each such insurance policy required to be listed on Schedule 3.17, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) all premiums due have been paid, (ii) to the knowledge of Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary and usual course, is in full force and effect subject to the Enforceability Exceptions, (iii) neither the Company nor its Subsidiaries is in material breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (iv) as of the date of the Original Merger Agreement, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

3.18 Personal Property and Assets.

(a) Each of the Group Companies owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of such Group Company or material to the Group Companies taken as a whole, free and clear of all Liens other than Permitted Liens.

(b) The Company and its Subsidiaries have obtained right of way and peaceful possession required for the development and operation of the Projects, as applicable, in all material respects.

(c) The Company and its Subsidiaries which are developing Projects or part thereof have not received any written notice that the land acquisition process for such Projects or part thereof is delayed to the extent of a material delay in commissioning of such Projects or part thereof beyond the time period prescribed for the same under the Contracts.

3.19 Real Property; Assets.

(a) The Group Companies do not own, and have not since December 31, 2022 owned any real property (the “Owned Real Property”).

(b) Schedule 3.19(b) contains a true, correct and complete list of all Leased Real Property and the addresses of such Leased Real Property (the leases or subleases, including any amendment, renewal, extension or other agreement with respect thereto, which are referred to as “Real Estate Lease Documents”). The Company has made available to SPAC true, correct and complete copies of all Real Estate Lease Documents.

(c) The Group Companies have valid leasehold interests in each Leased Real Property, and each of the Real Estate Lease Documents (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to the Enforceability Exceptions, and each such Real Estate Lease Document is in full force and effect, and (ii) except as would not be material to the applicable Group Companies, covers the entire estate it purports to cover.

(d) No monetary or material non-monetary default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other party thereto, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of monetary or material non-monetary default under any Real Estate Lease Document which default has not been cured or waived. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a monetary or material non-monetary default under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or grant is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which security interest is still in effect. Except for the Permitted Liens and except as set forth on Schedule 3.19(d), there exist no Liens affecting the Real Property.

(e) The Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the Business as currently conducted.

(f) The Group Companies have good and valid title to the non-Real Property assets of the Group Companies.

3.20 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect:

(i) the Group Companies are and, during the last two years, have been in compliance with all Environmental Laws;

(ii) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(iii) no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.

(b) To the knowledge of the Company, there are no environmental conditions or circumstances with respect to any Real Property existing as of the date of the Original Merger Agreement that would give rise to any material Claim or other material liabilities, losses or expenditures under Environmental Laws.

(c) The Company has made available to the SPAC copies of all written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by or commissioned by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or Liabilities arising under, Environmental Law.

(d) None of the properties currently or formerly owned, leased, or operated by the Company or its Subsidiaries (including, without limitation, soils and surface and ground waters associated with such properties) are contaminated with any Hazardous Materials, requiring reporting, investigation, remediation, monitoring, or other response action by the Company pursuant to applicable Environmental Laws.

(e) There has been no Release of any Hazardous Materials by the Company or its Subsidiaries at any property currently or, to the knowledge of the Company, formerly owned, leased, or operated by the Company, its Subsidiaries or any of their respective predecessors.

(f) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, transported, handled, manufactured, Released or exposed any Person to any Hazardous Materials (i) in material violation of any applicable Environmental Law or (ii) in any manner that would reasonably be expected to require material investigation, removal or remediation obligation by any of the Company or its Subsidiaries pursuant to Environmental Laws.

(g) Neither the Company nor any of its Subsidiaries is subject to any Governmental Order issued pursuant to or otherwise relating to any Environmental Law, the subject of which remains unresolved.

(h) There are no Actions pending, or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, relating to any violation of or Liability under Environmental Laws.

(i) Excluding customary indemnities entered into in the ordinary course, neither the Company nor any of its Subsidiaries has assumed by operation of law or contract any Liability of any other Person under Environmental Law.

3.21 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements, there has not been a Material Adverse Effect. Since December 31, 2022, no Group Company has taken or omitted to take any action described in Section 5.01 that if taken after the date of the Original Merger Agreement would have required the consent of the SPAC.

3.22 Affiliate Agreements. Neither any Affiliate of the Company nor any Company Shareholder is indebted to the Company or any of its Subsidiaries, and neither any Affiliate of the Company nor any Company Shareholder owns any asset used in, or necessary or material to, the Business. To the knowledge of the Company, neither the Company nor its Subsidiaries, nor any officer, director, managing member, manager or Affiliate of the Company or its Subsidiaries (nor any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, directly or indirectly: (a) a material interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company or its Subsidiaries furnishes or sells (or proposes to furnish or sell); (b) a material interest in any Person that purchases from, or sells or furnishes to, the Company or its Subsidiaries any goods or services; (c) a beneficial interest in or is a party to any Contract or material transaction with the Company or its Subsidiaries or involving the Business; or (d) any cause of action or other Claim whatsoever against, or owes any amount to, the Company or its Subsidiaries in respect of the Business, except for claims for accrued salary, vacation pay and accrued benefits under the Company Benefit Plans in the ordinary course of business.

3.23 Permits. The Company and each of its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Group Companies, taken as a whole. The Company has made available to SPAC true, correct and complete copies of all Material Permits, all of which are listed on Schedule 3.23. Except as would not, individually or in the aggregate, be expected to be material and adverse to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary and usual course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Group Companies is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

3.24 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the Extraordinary General Meeting or at the SPAC Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25 Bank Accounts; Powers of Attorney. Schedule 3.25 sets forth a true, correct and complete list of the names and addresses of all banks in which the Group Companies have depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

3.26 Privacy; Data Security.

(a) The Company and its Subsidiaries own, or have valid rights to access and use pursuant to a written agreement, all IT Systems. The IT Systems are (i) subject to commercially reasonable disaster recovery procedures, (ii) free from any defect, bug, virus, corruption, malicious code or other similar contaminants, and (iii) adequate and sufficient (including with respect to working condition and capacity) for, and operate and perform in all material respects as required in connection with, the conduct and operation of Group Companies as currently conducted. The Company and its Subsidiaries have taken all commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems. During the five (5) years prior to the date of the Original Merger Agreement, the IT Systems have not suffered a material failure or malfunction. There have been no unauthorized uses or intrusions of, or breaches (including any “security incident” (as defined in 45 C.F.R § 164.304) or “breach” (as defined in 45 C.F.R § 164.402)) to, the IT Systems of the Company or any Subsidiary of the Company, or any other loss, unauthorized disclosure or use of any sensitive or confidential information, including Personal Information, in the custody or control of the Group Companies.

(b) The Company and each of its Subsidiaries are, in compliance with all privacy and security obligations to which they are subject under (i) all applicable privacy policies and online terms of use, (ii) any applicable Law, including Privacy Laws, and (iii) any Contract, including all contractual commitments that the Company or a Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data (collectively, “Data Security Requirements”). There have not been any investigations regarding, and neither the Company nor its Subsidiaries have received any notice from any Governmental Authority or Person alleging, any violation of any Data Security Requirements. The Company and each of its Subsidiaries have provided accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws.

(c) The Company and its Subsidiaries have not incorporated or used any open source Software in connection with any Software developed, used or otherwise exploited by the Company and its Subsidiaries or any of their customers in a manner that requires the contribution, licensing, transfer, assignment, attribution or disclosure to any third Person of any portion of the source code of any Software developed, licensed, distributed used or otherwise exploited by or for the Company or its Subsidiaries. No source code owned by the Group Companies has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.

3.27 No Additional Representations and Warranties. Except as provided in this Article III, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, is authorized to make, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates, including in this Agreement or in any Exhibit or Ancillary Agreement.

3.28 Business Relationships.

(a) Set forth on Schedule 3.28(a) is a true, correct and complete list of the (i) 10 largest and current vendors, suppliers and service providers to the each of the Group Companies (measured by aggregate spend during the fiscal year ended December 31, 2022) (collectively, the “Material Suppliers”), (ii) the Material Payors, (iii) the 10 largest payors for the period from January 1, 2022 until December 31, 2022 and (iv) the Projects, including names of the relevant off-takers or power purchasers.

(b) Except as set forth on Schedule 3.28(b), none of the Group Companies has received any notice or threat in writing from any Material Supplier, Material Payor or other payor, or off-taker or power purchaser listed on Schedule 3.28(a) since January 1, 2022 of any intention to terminate or not renew its business dealings with any of the Group Companies, or to materially decrease purchasing or selling (as the case may be) services or products form or to any of the Group Companies, or to adversely modify its business dealings with any of the Group Companies in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor any of the Group Companies terminated or provided notice of intent to terminate its business dealings with any Material Supplier, Material Payor, or other payor listed on Schedule 3.28(a).

3.29 Regulatory Compliance.

(a) None of the Group Companies, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Group Companies, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) None of the Group Companies, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Group Companies has, since December 31, 2020, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To the Company’s knowledge, as of the date of the Original Merger Agreement, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by any of the Group Companies or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any Group Company, and (ii) since December 31, 2020, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

3.30 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, Company and its Subsidiaries and any of their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Company has made its own investigation of the SPAC and Holdings and that neither the SPAC, Holdings nor any of their Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the SPAC and Holdings in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC or Holdings. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (whether or not accessed by Company or its representatives or reviewed by Company) or management presentations that have been or shall hereafter be provided to Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the SPAC or Holdings, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Company understands and agrees that any assets, properties and business of the SPAC and Holdings are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 8.03(c), with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation or warranty if specified therein and (b) such other representations or warranties where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent) or in the SEC Reports filed or furnished by SPAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.04 (Litigation and Proceedings); Section 4.06 (Financial Ability; Trust Account); Section 4.11 (Tax Matters); and Section 4.12 (Capitalization)), SPAC represents and warrants to the Company, as of the date of the Original Merger Agreement and at the Closing, as follows:

4.01 Corporate Organization. Each SPAC Party is duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands and has the requisite company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents of each SPAC Party previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of the Original Merger Agreement. Each SPAC Party is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Organizational Document. Each SPAC Party is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the SPAC Party to enter into this Agreement or consummate the Transactions.

4.02 Due Authorization.

(a) Each SPAC Party has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such SPAC Party is a party and, upon receipt of the SPAC Shareholder Approval (in the case of the SPAC) and the approval of Holdings as the sole member of each Merger Sub (in the case of each Merger Sub), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and authorized and approved by the SPAC Board, and the board of directors of Holdings and each Merger Sub and, except for the SPAC Shareholder Approval and the approval of Holdings as the sole member of each Merger Sub, no other corporate or equivalent proceeding on the part of SPAC or any other SPAC Party is necessary to authorize this Agreement or such Ancillary Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the SPAC Parties and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each SPAC Party, enforceable against such SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The approval of each Proposal by such resolutions as are required pursuant to the SPAC’s Organizational Documents and the Cayman Act, assuming a quorum is present, are the only votes of any of SPAC’s shares necessary in connection with the entry into this Agreement by SPAC, and the consummation of the Transactions, including the Closing (the “SPAC Shareholder Approval”).

4.03 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a SPAC Party is a party by such SPAC Party and, upon receipt of the SPAC Shareholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of any SPAC Party, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to any SPAC Party or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which a SPAC Party is a party or by which any of SPAC Parties’ assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of a SPAC Party, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of a SPAC Party to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which such SPAC Party is a party.

4.04 Litigation and Proceedings. There are no pending or, to the knowledge of any SPAC Party, threatened, Actions and, to the knowledge of any SPAC Party, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of a SPAC Party to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon SPAC which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of a SPAC Party to enter into and perform its obligations under this Agreement.

4.05 Governmental Authorities; Consents. Except as otherwise provided herein (including, without limitation, the filing of the Plans of Merger with the Cayman Registrar), no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to such SPAC Party’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act, Securities Laws and Nasdaq.

4.06 Financial Ability; Trust Account.

(a) As of November 30, 2023, there was approximately $28,307,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated April 27, 2022 (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate. As of the date of the Original Merger Agreement, there are no claims or proceedings pending with respect to the Trust Account. As of the SPAC Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC’s Organizational Documents shall terminate, and as of the SPAC Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions contemplated hereby. To the knowledge of SPAC, as of the date of the Original Merger Agreement, following the Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is a Redeeming SPAC Shareholder. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement.

(b) As of the date of the Original Merger Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (less distributions for taxes or in connection with the redemption of any SPAC Class A Ordinary Shares in connection with the Redemption) will not be available to SPAC on the Closing Date.

4.07 Brokers’ Fees. Except for the fees described on Schedule 4.07(i) (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any SPAC Party or any of their Affiliates, including the Sponsor. Set forth on Schedule 4.07(ii) is a true and correct list and amount of all Outstanding SPAC Expenses.

4.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC duly filed all required registration statements, reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by it with the SEC under the Securities Act and/or the Exchange Act, since its incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any SEC Report were each true as of their respective dates of filing. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in or incorporated by reference in the SEC Reports (the “SPAC Financials”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of SPAC’s operations and cash flows for the respective periods then ended.

(b) Except as disclosed in the SEC Reports or permitted by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports under the Exchange Act.

(c) Except as disclosed in the SEC Reports, SPAC has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of SPAC, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with IFRS.

(d) Except as disclosed in the SEC Reports, there are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of SPAC, as of the date of the Original Merger Agreement, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date of the Original Merger Agreement is subject to ongoing SEC review or investigation as of the date of the Original Merger Agreement.

(f) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with IFRS that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with IFRS that have been incurred since SPAC’s last annual report on Form 10-K.

4.09 Business Activities.

(a) Since their incorporation, SPAC, Holdings and the Merger Subs have not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC’s Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of SPAC to enter into and perform its obligations under this Agreement.

(b) SPAC does not own or have a contractual right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) or as set forth on Schedule 4.09(c), SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) and Contracts set forth on Schedule 4.09(c)).

(d) Except for any fees or expenses payable by SPAC or Holdings as a result of or in connection with the Transactions, there is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for in the financial statements of SPAC as of and for the twelve (12) month period ended December 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC or any other SPAC Party, taken as a whole), (ii) that have arisen since December 31, 2022 in the ordinary and usual course of the operation of business of the SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC or any other SPAC Party, taken as a whole), (iii) disclosed in the financial statements included in the SEC Reports or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

4.10 Registration Statement and Proxy Statement. On the Effective Date, the Registration Statement and the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Schedule 14A, the date the Proxy Statement is first mailed to the SPAC Shareholders, and at the time of the Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in the Registration Statement Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or authorized on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.11 Tax Matters.

(a) SPAC has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct, and complete in all material respects and prepared in substantial compliance with all applicable Laws, and SPAC has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No deficiencies for Taxes against any of SPAC have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. SPAC is not currently the subject of a Tax audit or examination with respect to any Taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) SPAC is not party to any agreements (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect. SPAC is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(g) There are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(h) During the two-year period ending on the date of the Original Merger Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(i) SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has no any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l) SPAC has not made an election under Section 897(i) to be treated as a “domestic corporation.”

(m) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in SPAC’s financial statements, or received in the ordinary course of business since the date of the most recent balance sheet included in SPAC’s financial statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.

(n) SPAC is Tax resident only in its jurisdiction of formation.

(o) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(p) SPAC has not taken nor agreed to take any action (other than agreeing to consummate SPAC Shareholder Redemptions) that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there is no fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

4.12 Capitalization.

(a) Subject to any redemptions by Redeeming SPAC Shareholders that shall occur in connection with the Transactions, the authorized share capital of SPAC is $50,000 divided into (i) 479,000,000 SPAC Class A Ordinary Shares, of which 4,664,012 SPAC Class A Ordinary Shares are issued and outstanding as of the date of the Original Merger Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which one SPAC Class B Ordinary Share is issued and outstanding as of the date of the Original Merger Agreement, and (iii) 1,000,000 SPAC Preference Shares, of which no SPAC Preference Shares are issued and outstanding as of the date of the Original Merger Agreement. No SPAC Public Warrants and 3,762,500 SPAC Private Warrants are issued and outstanding as of the date of the Original Merger Agreement. All of the issued and outstanding SPAC Ordinary Shares and SPAC Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract, and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain SPAC Ordinary Shares held by the Sponsor.

(b) Except for the SPAC Warrants and Sponsor Loans, as of the date of the Original Merger Agreement, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Class A Ordinary Shares or other equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports or as set forth in the SPAC’s Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person (except for Holdings) and, except as set forth in the SPAC’s Organizational Documents, SPAC does not have any right, option, warrant, conversion right, share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares, capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c) Subject to such changes as may be reasonably required to effect and consummate the Transactions, including the adoption of the Restated Holdings M&A pursuant to Section 2.05 (i) the authorized share capital of Holdings is $50,000 divided into 500,000,000 Holdings Ordinary Shares, of which one (1) Holdings Ordinary Share is issued and outstanding as of the date of the Original Merger Agreement and is owned by SPAC, (ii) the authorized share capital of SPAC Merger Sub is $50,000 divided into 5,000,000 ordinary shares, par value $0.01 per share, of which (1) ordinary share is issued and outstanding as of the date of the Original Merger Agreement and owned by Holdings and (iii) the authorized share capital of Company Merger Sub will be $50,000 divided into 1,000,000,000 ordinary shares, par value $0.00005 per share of which (1) ordinary share will be issued to Holdings. As of the Effective Time, all of the issued and outstanding Holdings Ordinary Shares and Holdings Public Warrants (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract, and (iv) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83. Prior to giving effect to the Transactions, other than the Merger Subs, Holdings does not have any subsidiaries or own any equity interests in any other Person.

(d) As of the date of the Original Merger Agreement, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Holdings Ordinary Shares or other equity interests of Holdings, or any other Contracts (other than this Agreement) to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ shareholders may vote. Holdings is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Holdings Ordinary Shares or any other equity interests of Holdings, other than the Ancillary Agreements entered into in connection with this Agreement or the transactions contemplated hereby. Prior to the Closing, Holdings does not own any capital stock or any other equity interests in any other Person (other than SPAC Merger Sub and Company Merger Sub), and Holdings does not have any right, option, warrant, conversion right, share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares, capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares, capital stock or other equity interests, of such Person.

4.13 Nasdaq Stock Market Quotation.

(a) The issued and outstanding SPAC Class A Ordinary Shares are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CLRC”.

(b) The SPAC Units, SPAC Public Warrants and SPAC Rights are also listed on Nasdaq. SPAC is a listed company in good standing with the Nasdaq and in compliance with the rules of the Nasdaq, and, except as set forth on Schedule 4.13(a), SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of the SPAC Securities and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement.

(c) None of SPAC, Holdings, or their Affiliates has taken any action in an attempt to prevent the registration of the Holdings Ordinary Shares or Holdings Public Warrants under the Exchange Act.

(d) There are no Actions pending or, to the knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and SPAC and such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

4.14 Employees and Employee Benefits. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any employee benefit plans.

4.15 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material personal property.

4.16 Material Contracts.

(a) Except as set forth on Schedule 4.16(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the knowledge of SPAC, the other parties thereto, and is in full force and effect; (iii) SPAC is not in breach or default in any material respect thereunder; and (iv) to the knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect thereunder.

4.17 Transactions with Affiliates. Schedule 4.17 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of the Original Merger Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s issued and outstanding share capital as of the date of the Original Merger Agreement.

4.18 Ownership of Company Merger Consideration. (i) All Holdings Ordinary Shares to be issued and delivered in accordance with Article II to the holders of the Continuing Company Shares and Company Merger Consideration shall be, upon issuance and delivery of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Holdings Ordinary Shares, each holder of Continuing Company Shares shall have good and valid title to its portion of such shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Company Lock-Up Agreement, the Restated Holdings M&A, the Registration Rights Agreement, the provisions of this Agreement, and (iii) the issuance and sale of such Holdings Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19 Insurance. Schedule 4.19 contains a list of all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) of held by, or for the benefit of, the SPAC or its Subsidiaries as of the date of the Original Merger Agreement. True, correct and complete copies of all such policies have been made available to the Company. With respect to each such insurance policy required to be listed on Schedule 4.19, except as would not, individually or in the aggregate, be material to the SPAC: (i) all premiums due have been paid, (ii) to the knowledge of SPAC, the policy is legal, valid, binding and enforceable in accordance with its terms and, is in full force and effect, (iii) neither SPAC nor its Subsidiaries is in material breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of SPAC, no such action has been threatened, and (iv) as of the date of the Original Merger Agreement, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.20 Regulatory Compliance.

(a) None of the SPAC Parties, or, to SPAC’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Group Companies, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) None of the SPAC Parties, or, to SPAC’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the SPAC Parties has, since December 31, 2020, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To SPAC’s knowledge, as of the date of the Original Merger Agreement, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by any of the SPAC Parties or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any SPAC Party, and (ii) since December 31, 2020, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

4.21 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, SPAC and its Affiliates and any of their respective directors, officers, employees, shareholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. SPAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V
COVENANTS OF THE COMPANY

5.01 Conduct of Business. Except as otherwise required by this Agreement, contemplated by this Agreement in connection with the Transactions or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of the Original Merger Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), (x) the Company and its Subsidiaries shall operate and conduct their respective businesses in the ordinary course of business, and (y) the Company shall not, and shall cause its Subsidiaries not to:

(a) except as set forth on Schedule 5.01(a), offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares in or capital stock of, or other equity interests in, Company or any Subsidiary of Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares, capital stock or equity;

(b) change, modify or amend Organizational Documents of any Group Company;

(c) except as set forth on Schedule 5.01(c) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding shares in or capital stock of, or other equity interests in, Company or Subsidiaries of the Company; (B) split, combine or reclassify any shares in or capital stock of, or other equity interests in, Company or Subsidiaries of the Company; or (C) other than in connection with Organizational Documents in order to consummate the transactions contemplated hereby, prepay, repurchase, redeem or otherwise acquire, or offer to prepay, repurchase, redeem or otherwise acquire, any outstanding Indebtedness of the of the Company, any shares in or capital stock of, or other equity interests in, Company or Subsidiaries of the Company;

(d) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes in an amount in excess of $150,000, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or its respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(e) except as required by applicable Law, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, except for increases in salary of less than 5% of such employee’s salary immediately prior to the date of the Original Merger Agreement, or (B) adopt, establish or enter into any plan, policy or arrangement that would constitute a Company Benefit Plan if it were in existence on the date of the Original Merger Agreement, other than in the case of the renewal of group health or welfare plans;

(f) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be foreseeable to prevent or impede the Intended Tax Treatment, or result in a Material Adverse Effect;

(g) other than in the ordinary course of business, modify, terminate (excluding any expiration in accordance with its terms), waive, or fail to enforce any material right or remedy under any Contract of a type required to be listed on Schedule 3.12(a) or any lease related to the Leased Real Property, or enter into any real property lease, sublease or occupancy agreement or any other Contract that would have been required to be listed on Schedule 3.12(a) if in effect on the date of the Original Merger Agreement;

(h) waive, release, compromise, settle or satisfy any pending or threatened material claim) in an amount in excess of $150,000 (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability (other than claims or liabilities caused by a material delay in Closing);

(i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $375,000 individually or $750,000 in the aggregate (other than Indebtedness caused by a material delay in Closing);

(j) other than in the ordinary course of business consistent with past practice, (A) accelerate or delay collection of notes or accounts receivable generated by the Company or any of its Subsidiaries in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; or (B) delay or accelerate payment of any account payable or other liability of the Company or any of its Subsidiaries beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business;

(k) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in IFRS or Law, as applicable, or to obtain compliance with applicable auditing standards;

(l) sell, lease, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any assets of the Company or any of its Subsidiaries in an amount in excess of $375,000 individually or $750,000 in the aggregate, except for dispositions of or leases of assets in the ordinary course of business;

(m) assign, transfer, license or abandon any material Intellectual Property owned by the Company or any of its Subsidiaries or terminate or abandon any license agreement with a third party involving material Intellectual Property rights; or

(n) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business or that obligates the Company to grant exclusive or preferential rights or “most favored nation” status to any Person, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter a new line of business.

5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, which information may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Group Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies to the extent such information is in the possession of the Company or its Subsidiaries, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives hereunder shall be kept strictly confidential by them, except to the extent (i) otherwise required by law or (ii) furnished to SPAC or authorized for inclusion, by or on behalf of the Company or its Subsidiaries, in the Registration Statement or the Proxy Statement.

5.03 HSR Act and Regulatory Approvals.

(a) During the Interim Period and subject to the terms and conditions herein provided, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain all authorizations, consents, orders, and approvals of all Governmental Authorities, including the expiration or termination of the applicable waiting periods under the HSR Act, as necessary to consummate and make effective prior to the Outside Date, the transactions contemplated hereby.

(b) In connection with the Transactions, the Company shall (i) promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) supply as soon as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(c) The Company shall promptly inform the SPAC of any material communication received from or sent to any Person or Governmental Authority, including the SEC, the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the SPAC copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The Company shall permit SPAC’s counsel an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

5.04 Termination of Certain Agreements. Prior to the Company Merger Effective Time, the Company shall take all actions necessary to cause the Contracts listed on Schedule 5.04 (if any) to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

5.05 No SPAC Ordinary Shares Transactions. From and after the date of the Original Merger Agreement until the Company Merger Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SPAC without the prior consent of SPAC. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

5.06 No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s IPO Prospectus and other SEC Reports, the SPAC’s Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by May 2, 2025 or such later date as approved by the shareholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 5.06 shall survive the termination of this Agreement for any reason.

5.07 Proxy Solicitation; Other Actions.

(a) The Parties acknowledge that the Company provided SPAC, as soon as reasonably practicable following the date of the Original Merger Agreement, audited financial statements with an unqualified audit opinion, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of shareholders equity of the Group Companies as of and for the years ended December 31, 2021 and December 31, 2022, audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement, in each case, prepared in accordance with IFRS, and Regulation S-X. The Group Companies shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to the SPAC Shareholders, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement or, to the extent required by Securities Laws, a post-effective amendment to the Registration Statement, such that the Registration Statement and the Proxy Statement no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC pursuant to this Section 5.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

5.08 Consent of Company Shareholders. As soon as practicable following the effectiveness of the Registration Statement but in no event later than twenty (20) Business Days following the effectiveness date of the Registration Statement, the Company shall obtain and deliver to the SPAC consent of Company Shareholders, pursuant to which the equityholders of Company have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to a resolution in writing of the equityholders of the Company) in favor of the adoption and approval of this Agreement, the Company Merger and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

ARTICLE VI
COVENANTS OF SPAC

6.01 HSR Act and Regulatory Approvals.

(a) During the Interim Period and subject to the terms and conditions herein provided, the SPAC shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Outside Date, the transactions contemplated by this Agreement. In connection with the Transactions, SPAC shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act promptly after the date of the Original Merger Agreement, (ii) comply with or otherwise resolve, diligently and at the earliest practicable date, any request from the Federal Trade Commission, the Department of Justice, or any other Governmental Authority for additional information, documents, or other materials under the HSR Act or other antitrust Laws in respect of such registrations, filings, applications or notices of the Transactions, and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.01 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as reasonably practicable (and in any event prior to the Outside Date).

(b) In furtherance of Section 6.01(a) and notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, SPAC shall take, and shall cause its Affiliates to take, any and all commercially reasonable action necessary to obtain any necessary approval or obtain the expiration of any waiting or suspension period under the HSR Act or other antitrust Laws and to prevent the initiation of any lawsuit by any Governmental Authority under any antitrust Laws or to prevent the entry of any Governmental Order that would otherwise make the Transactions contemplated by this Agreement unlawful, so as to enable the Parties hereto to close the Transactions contemplated by this Agreement, prior to the Outside Date, including, but not limited to, commercially reasonable actions during the Interim Period (i) to sell, license, otherwise dispose of or hold separate, or agree to sell, license, otherwise dispose of or hold separate, any entities, assets, technology, Intellectual Property rights or facilities of either the SPAC, its Affiliates, or the Company; (ii) to terminate, amend or assign existing relationships or contractual rights and obligations; (iii) to amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements; (iv) to change or modify any course of conduct or otherwise make any commitment (to any Governmental Authority or otherwise) regarding future operations of SPAC, its Affiliates, or the Company; or (v) otherwise to take or commit to take any actions that would limit SPAC’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of SPAC’s or its Affiliates’ businesses, product lines, licenses, operations, rights, assets or rights or interests therein, or the ability of any Affiliate of SPAC to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares in SPAC. If, despite the foregoing, any legal proceeding is instituted (or threatened to be instituted) challenging the Transactions contemplated by this Agreement as violative of any antitrust Law, SPAC shall, and shall cause its Affiliates to, take any and all commercially reasonable actions necessary to defend such legal proceeding and to prevent, lift or rescind any injunction or restraining order or other Governmental Order adversely affecting the ability of the parties to consummate the Transactions contemplated by this Agreement, including commercially reasonable efforts to defend, contest, or otherwise resist any legal proceeding, including any legal proceeding seeking a temporary restraining order or preliminary injunction, or Governmental Order by any Governmental Authority or private party, challenging the Transactions contemplated by this Agreement as violative of any antitrust Law.

(c) The SPAC and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, orders, or approvals of any Governmental Authority pursuant to Section 5.03 and this Section 6.01. The SPAC shall promptly inform the Company of any material communication received from or sent to any Person or Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the Company copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The SPAC shall permit the Company’s counsel an opportunity to review in advance, and the SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by the SPAC to any Governmental Authority concerning the Transactions contemplated by this Agreement; provided, that the SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of Company. The SPAC agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions contemplated hereby; provided, however, that SPAC shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals, including expiration or termination of the waiting period under the HSR Act, and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters.

(d) SPAC and the Company shall each pay their respective antitrust filing fees in connection with the Transactions contemplated by this Agreement.

6.02 Indemnification and Insurance.

(a) Subject to Section 6.01(b)), from and after the applicable Effective Time, Holdings agrees that it will, and will cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to indemnify and hold harmless each present and former director and officer of the Group Companies and SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action against such Person in their capacity as an officer or director, whether civil, criminal, administrative, regulatory or investigative, arising out of or pertaining to matters existing or occurring at or prior to the applicable Effective Time, whether asserted or claimed prior to, at or after the applicable Effective Time a (“D&O Indemnifiable Claim”), to the fullest extent that the Company, the Company’s Subsidiaries, Holdings or SPAC, as the case may be, are under applicable Law and their respective certificate of incorporation, memorandum and articles of association, bylaws, or other Organizational Documents in effect on the date of the Original Merger Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, but subject to Section 6.01(b), Holdings shall, and shall cause SPAC Surviving Subsidiary and Company Surviving Subsidiary, to (i) maintain for a period of not less than six (6) years from the applicable Effective Time provisions in their respective certificates of incorporation (if applicable), memorandum and articles of association, bylaws and other Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors for D&O Indemnifiable Claims that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other Organizational Documents as of the date of the Original Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the applicable Effective Time, Holdings shall, and shall cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (a true, correct and complete copy of the Company’s directors’ and officers’ liability insurance has been heretofore made available to SPAC or its agents or Representatives) for liability prior to the date of the Original Merger Agreement, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Group Companies for such insurance policy for the year ended December 31, 2023; provided, however, that (i) Holdings shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to D&O Indemnifiable Claims existing or occurring at or prior to the applicable Effective Time, and the premiums and all other cost of such “tail” policy shall be paid for at the Closing in accordance with Section 2.16, and (ii) if any claim or Action is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding anything to the contrary, in the event there is a D&O Indemnifiable Claim against a Person that (i) would have been covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, and (ii) such D&O Indemnifiable Claim relates to or arises from events prior to or at the Extraordinary General Meeting, including in connection with the Transactions, then the “tail” policy shall be the first source of recourse for each Person subject to claim or Action (on a primary non-contributory basis) and such Person must exhaust recourse against the “tail” policy before seeking indemnification (including advancement of expenses) or exculpation against Holdings, the SPAC Surviving Subsidiary or the Company Surviving Subsidiary for a D&O Indemnifiable Claim.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Holdings, SPAC Surviving Subsidiary and Company Surviving Subsidiary and their respective successors and assigns. In the event that Holdings, SPAC Surviving Subsidiary, Company Surviving Subsidiary or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdings, as the case may be, shall ensure that proper provision shall be made so that the successors and assigns of Holdings, SPAC Surviving Subsidiary or Company Surviving Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 6.02.

6.03 Conduct of SPAC and Holdings During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 6.03(a) or as contemplated by this Agreement (including any changes relating to the capitalization of Holdings as may reasonably be required to effect and consummate the Transactions), or actions consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC and Holdings shall not:

(i) change, modify or amend the Trust Agreement or the SPAC’s Organizational Documents or Holdings’ Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding shares in or capital stock of, or other equity interests in, SPAC or Holdings; (B) split, combine or reclassify any shares in or capital stock of, or other equity interests in, SPAC or Holdings; or (C) other than in connection with the Redemption or as otherwise required by the SPAC’s Organizational Documents or Holdings’ Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares in or capital stock of, or other equity interests in, SPAC or Holdings;

(iii) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of SPAC or Holdings after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC or Holdings (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, including, without limitation, undertake additional Sponsor Loans, or otherwise issue additional SPAC Private Warrants; or

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, SPAC or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such shares or equity interests, other than in connection with the exercise of any SPAC Warrants outstanding on the date of the Original Merger Agreement or as otherwise contemplated by Section 6.06 or Section 6.07, or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, SPAC and Holdings shall comply with, and continue performing under, as applicable, the SPAC’s Organizational Documents, Holdings’ Organizational Documents, the Trust Agreement and all other material agreements or Contracts to which SPAC or Holdings may be a party.

6.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any eligible SPAC Class A Ordinary Shares by Redeeming SPAC Shareholders; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 2.16, and subject to the limitations set forth therein; and (c) the balance, if any, of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.

6.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC by third parties, which information may be in SPAC’s possession from time to time, and except for any information which in the opinion of SPAC’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC and Holdings shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent that such information is in the possession of SPAC, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives hereunder shall be kept strictly confidential by them.

6.06 SPAC and Holdings Nasdaq Listing. From the date of the Original Merger Agreement through the Closing, SPAC and Holdings have and shall continue to use commercially reasonable efforts (i) for SPAC to remain listed as a public company on, and for the SPAC Ordinary Shares, SPAC Units, SPAC Public Warrants and SPAC Rights to be listed for trading on Nasdaq; and (ii) to cause Holdings Ordinary Shares to be issued in the Transaction to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.

6.07 SPAC Public Filings. From the date of the Original Merger Agreement through the Closing, SPAC has and shall continue to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

ARTICLE VII
JOINT COVENANTS

7.01 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, SPAC and the Company shall each, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

7.02 Preparation of Registration Statement & Proxy Statement; Extraordinary General Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, SPAC, Holdings and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Holdings, promptly following the Company’s production of financial statements pursuant to Section 5.07(a) as well as the satisfaction of the conditions set forth in Section 8.02(h) and Section 8.02(i), shall file with the SEC, the Registration Statement (it being understood that the Registration Statement shall include the Proxy Statement which will be included therein as a prospectus and which will be used as a proxy statement and the notice of meeting for the Extraordinary General Meeting).

(b) Each of SPAC, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement or the Proxy Statement and any amendment to the Registration Statement or the Proxy Statement filed in response thereto. If SPAC, Holdings or the Company becomes aware that any information contained in the Registration Statement or the Proxy Statement shall have become false or misleading in any material respect or that the Registration Statement or the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement or the Proxy Statement. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of SPAC Ordinary Shares pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents. Each of the Company and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that SPAC or Holdings receives from the SEC or its staff with respect to the Registration Statement or the Proxy Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) SPAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. SPAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, to procure the passing in accordance with SPAC’s Organizational Documents and the Cayman Act of such resolutions of the SPAC shareholders as are necessary to approve (i) the adoption and approval of this Agreement and the Transactions, (ii) the authorization of the SPAC Merger, the authorization and approval of the SPAC Plan of Merger, authorization for SPAC to enter into the SPAC Plan of Merger and the amendment and restatement of SPAC’s Organizational Documents as contemplated hereby, (iii) the approval of the Holdings Equity Plan which shall provide for awards for a number of Holdings Ordinary Shares equal to five percent (5%) of the aggregate number of Holdings Ordinary Shares issued and outstanding immediately after the Closing (after giving effect to the Redemption) with such reserve to be automatically increased as of January 1 of each calendar year beginning with January 1, 2026 and continuing until (and including) January 1, 2035, with such annual increase equal to the lesser of (x) one percent (1%) of the aggregate number of Holdings Ordinary Shares issued and outstanding as of the preceding December 31 or (y) such other number of Holdings Ordinary Shares as determined by the Holdings’ board of directors, and (iv) the approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the Extraordinary General Meeting.

(d) SPAC, Holdings and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Cayman Act for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the Proposals. SPAC shall, through the SPAC Board, recommend to its shareholders that they approve the Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.02(d), if on a date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Ordinary Shares to obtain the SPAC Shareholder Approval, SPAC shall have the right in accordance with the SPAC’s Organizational Documents to make one or more successive adjournments of the Extraordinary General Meeting, provided that the Extraordinary General Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Extraordinary General Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date. It is further acknowledged and agreed that, pursuant to the SPAC’s Organizational Documents, (I) if a quorum is not present within 15 minutes of the time appointed for the Extraordinary General Meeting or any adjournment thereof approved by the SPAC shareholders, or if at any time during the Extraordinary General Meeting or such adjournment it becomes inquorate, then the Extraordinary General Meeting shall stand automatically adjourned to the same time and place seven days hence or to such other time or place as is determined by the SPAC Board and (II) if a quorum is not present within 15 minutes of the time appointed for such automatically adjourned meeting, then the Extraordinary General Meeting shall be dissolved.

7.03 Exclusivity.

(a) Except as set forth on Schedule 7.03(a), during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company Ordinary Shares or other equity securities of the Company or the issuance and sale of any securities of, or equity interests in, the Company or its Subsidiaries (other than any purchases of the Company Ordinary Shares or other equity securities of the Company by the Company from employees of the Company or its Subsidiaries or by any current equity holder of the Company or Company Shareholders, or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify SPAC of such facts and circumstances. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date of the Original Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with the Company, the Company Shareholders and their respective Affiliates and Representatives. SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date of the Original Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing and in addition thereto, the SPAC may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating only that SPAC is subject to an exclusivity agreement and is unable to provide any information related to the SPAC, the Transactions or entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as that exclusivity agreement remains in effect and, in such event, the SPAC shall notify Company of such facts and circumstances.

7.04 Tax Matters.

(a)  Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, SPAC will join in the execution of any such Tax Returns.

(b) Tax Treatment. SPAC, Holdings, and the Company intend, for U.S. federal income tax purposes, that the Mergers shall together qualify as an exchange described in Section 351(a) of the Code (the “Intended Tax Treatment”), and each shall cause its respective Affiliates to, absent a change in Law after the date of the Original Merger Agreement or a final determination within the meaning of Section 1313(a) of the Code (and any comparable provision of state and local tax law) that would require different treatment for U.S. federal or applicable state or local income tax purposes, report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Section 1.351-3.

(d) Tax Certificates. At or prior to the Closing:

(i) At or prior to the Closing, SPAC shall have delivered to Holdings a duly executed IRS Form W-8BEN-E.

(ii) At or prior to the Closing, the Company shall have delivered to Holdings a duly executed IRS Form W-8BEN-E.

(iii) At the Closing, each Company Shareholder (or, if such Company Shareholder is classified as an entity disregarded as separate from another Person, then by such other Person), shall deliver either (A) a duly executed IRS Form W-9 dated as of the Closing Date, or (B) a duly executed applicable IRS Form W-8, each dated as of the Closing Date.

(e) If, in connection with the Mergers, the SEC requests or requires that tax opinions be prepared and submitted with respect to the tax consequences to the SPAC Shareholders or the holders of SPAC Warrants of the Mergers, and if such a tax opinion is being provided by tax counsel, each of the Company and SPAC agree to deliver to such tax counsel customary tax representation letters reasonably satisfactory to such counsel, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such tax opinions.

7.05 Confidentiality; Publicity.

Except as provided in Section 7.07 below, none of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of Nasdaq), in which case SPAC or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 7.05, each Party and its Affiliates may make announcements regarding this Agreement and the Transactions contemplated hereby to their respective directors, officers, employees, members, managers and investors without the consent of any other Party; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

7.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions contemplated hereby.

7.07 Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be materially adverse to any of the Group Companies, taken as a whole, or to SPAC, (b) any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any of the conditions in Article VIII to not be satisfied and (c) any actions, suits, claims or proceedings commenced or, to such Party’s knowledge, threatened in writing against, relating to such Party’s ability to consummate the transactions contemplated hereby; provided, that the delivery of any written notice pursuant to this Section 7.07 shall not limit the rights or remedies available to the Party receiving such written notice.

7.08 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

7.09 Intentionally Omitted.

7.10 Equityholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement related hereto or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the SPAC or the Company, threatened in writing, against the SPAC or the SPAC Board, on the one hand, or the Company or the board of directors (or equivalent body) of the Company, on the other hand, by any of SPAC’s or the Company’s equityholders prior to the Closing, the SPAC or the Company, as applicable, shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. The SPAC or the Company, as applicable, shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

7.11 PIPE Investment. Each of the Company, the SPAC and Holdings agree that each shall use their commercially reasonable efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, the SPAC and/or Holdings, convertible loan agreements with the Company, the SPAC and/or Holdings, and/or enter into backstop arrangements with potential investors provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by each of the Company, the SPAC and Holdings (a “PIPE Investment”). Each of the Company, SPAC and Holdings shall use, and shall cause their respective representatives to use, their respective commercially reasonable efforts to cause such PIPE Investment to occur, and having the senior management of the Company, the SPAC and/or Holdings participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested; provided, that, any such PIPE Investment must not adversely impact the Intended Tax Treatment. Each of the Company, the SPAC and Holdings agree that the SPAC or Holdings may pursue a PIPE Investment on terms that are aligned with those attached as Schedule 7.11; provided, however, that, notwithstanding Schedule 7.11 or anything to the contrary in this Agreement, the terms and conditions of any PIPE Investment must still be agreed upon, in writing, by the Company, SPAC and Holdings prior to the offering of such PIPE Investment.

7.12 TEP and WindShare Acquisitions.

(a) The Parties acknowledge and agree that after the date hereof but prior to the Closing, the Company shall complete the acquisition of TEP Renewables Limited and its Subsidiaries (collectively, “TEP”, and such acquisition, the “TEP Acquisition”), and that the representations and warranties of the Company with respect to TEP are limited to the representations and warranties received from TEP in the applicable share purchase agreement that were previously provided to SPAC.

(b) The Parties acknowledge and agree that after the date hereof but prior to the Closing, pursuant to share purchase agreements that have been provided to SPAC, Accretion shall acquire all of the equity interests in the WindshareFund Entities (the “WindshareFund Acquisition”) and promptly after the WindshareFund Acquisition, but prior to the Closing, the Company shall acquire all of the equity interests in Accretion (the “Accretion Acquisition”, and together with the TEP Acquisition and the WindshareFund Acquisition, the “Subsidiary Acquisitions”).

7.13 Restated Company M&A and Class B Share Exchange. Promptly after the date of this Agreement, (i) the Board of the Company shall cause the Company to amend and restate the Company Memorandum and Articles (as amended and restated, the “Restated Company M&A”) and amend its authorized share capital (the “Amended Company Share Capital”), to create and authorize the Company Class B Ordinary Shares, with each outstanding Company Ordinary Share held by each Company Founder to be re-designated and re-classified as one Company Class B Ordinary Share (the “Class B Share Exchange”), which Restated Company M&A, Amended Company Share Capital and Class B Share Exchange would become effective immediately prior to the Effective Time, subject to the receipt of the Class B Issuance Shareholder Approval. The Board of the Company shall submit the Restated Company M&A for approval by a special resolution of the Company Shareholders and the Amended Company Share Capital and Class B Share Exchange for approval by an ordinary resolution of the Company Shareholders (the “Class B Issuance Shareholder Approval”). Subject to receipt of the Class B Issuance Shareholder Approval, the Company shall file the Restated Company M&A and a copy of the Class B Issuance Shareholder Approval with the Cayman Registrar and consummate the Class B Share Exchange, in each case, effective immediately prior to the Effective Time.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

8.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Approval. The applicable waiting period(s) (if any) (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law or Governmental Order that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions.

(c) Redemption Completion. The Redemption shall have been completed in accordance with the terms hereof the SPAC’s Organizational Documents, the Trust Agreement, and the Proxy Statement.

(d) Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(e) Company Shareholders Approval. The approval of the requisite Company Shareholders shall have been obtained.

(f) Listing. The Holdings Class A Ordinary Shares shall have been approved for listing on Nasdaq, and neither SPAC nor Holdings shall have received any communication from Nasdaq setting out any intention to terminate such approval.

(g) Registration Rights Agreement. Each party to the Registration Rights Agreement shall have delivered duly executed counterparts thereto.

(h) Escrow Agreement. Each party to the Escrow Agreement shall have delivered duly executed counterparts thereto.

(i) Registration Statement. The Registration Statement shall become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

8.02 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 3.01(a) (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.06 (Current Capitalization) and Section 3.16 (Brokers’ Fees) (collectively, the “Company Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 3.21 (Absence of Changes) shall be true and correct in all respects as of the date of the Original Merger Agreement and as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 3.21), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be foreseeable to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by a director or an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 8.02(a) and Section 8.02(b), have been fulfilled.

(d) Closing Certificate. At the Closing, the Company shall deliver or cause to be delivered to SPAC a certificate of a director or the secretary or other officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to SPAC setting forth (A) the Organizational Documents of the Company then in effect and (B) minutes, resolutions or consents recording approval of the actions taken by the board of directors of the Company and the equityholders of the Company to authorize this Agreement and each Ancillary Agreement to which the Company may be party or subject, and the other transactions contemplated thereby.

(e) No Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect with respect to the Company.

(f) Lock-Up Agreements. The Company shall have delivered to SPAC and Holdings, counterparts to the Lock-Up Agreements in forms to be mutually agreed to by the Parties, each duly executed by Company and each holder of Continuing Company Shares.

(g) Employment Agreement. An agreement for employment, with each of the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, duly executed by the Company and such individual, in a form to be mutually agreed to by the Parties and effective as of the Closing.

(h) Company Closing Date Certificate. The Company shall have delivered to SPAC a fully executed version of the Company Closing Date Certificate.

(i) Fairness Opinion. SPAC shall, in accordance with Article 36.8 of the SPAC Memorandum and Articles, have received a fairness opinion for the Transactions from an investment bank of its choosing.

8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization), Section 4.07 (Brokers’ Fees), and Section 4.12 (Capitalization) the (“SPAC Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the SPAC Parties contained in this Agreement (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of SPAC and Holdings to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC and Holdings shall have delivered to the Company a certificate signed by a director or an officer of SPAC or Holdings, as the case may be, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) Closing Certificate. At the Closing, SPAC shall deliver or cause to be delivered to Company a certificate of a director or the secretary or other officer of SPAC and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Company setting forth (A) the SPAC’s Organizational Documents, and the Organizational Documents of Holdings and each Merger Sub, each as then in effect, (B) minutes, resolutions or consents recording approval of the actions taken by the board of directors or managers of SPAC, Holdings and the Merger Subs to authorize this Agreement and each Ancillary Agreement to which SPAC, Holdings or the Merger Subs may be party or subject, and the other transactions contemplated thereby, and (C) minutes recording the SPAC Shareholder Approval and minutes, resolutions or consents recording approval of the actions taken by SPAC, as the sole shareholder, of each Merger Sub, to authorize this Agreement and each Ancillary Agreement to which such Merger Sub may be party or subject, and the other transactions contemplated thereby.

(e) No Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect with respect to the SPAC Parties.

(f) Lock-Up Agreements. SPAC shall have delivered to the Company counterparts to the Lock-Up Agreements, in forms to be mutually agreed to by the Parties, each duly executed by Holdings, Sponsor, and each other holder of SPAC Private Warrants.

(g) Sponsor Loans. The Sponsor Loans shall have been paid in full and Company shall have received evidence of such payoff, reasonably satisfactory to the Company in its sole discretion.

(h) Outstanding Transaction Expenses. All Outstanding Transaction Expenses shall have been paid in accordance with Section 2.16.

(i) SPAC Closing Date Certificate. SPAC shall have delivered to the Company a fully executed version of the SPAC Closing Date Certificate.

(j) Amended and Restated Memorandum and Articles. The Restated Holdings M&A shall have been adopted (provided, that if the Restated Company M&A, the Amended Company Share Capital and the Class B Share Exchange are not approved by the Class B Issuance Shareholder Approval, the Restated Holdings M&A will not include any provisions regarding the Holdings Class B Ordinary Shares).

8.04 Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 8.01.

ARTICLE IX
TERMINATION/EFFECTIVENESS

9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by May 2, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.01(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, such order or action by such Governmental Authority

(d) by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to SPAC or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Group Companies taken as a whole following the date of the Original Merger Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by SPAC to the Company;

(g) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on the SPAC following the date of the Original Merger Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Company to SPAC;

(h) by written notice from either the Company or SPAC to the other if the SPAC Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the Extraordinary General Meeting).

9.02 Effect of Termination. Except as otherwise set forth in this Section 9.02, Section 9.03 or Section 10.15, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or shareholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party or any Fraud claim with respect to any representation or warranty under this Agreement occurring prior to such termination. The provisions of Sections 5.06, 7.05, 9.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.13, and 10.15 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

10.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.11 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

10.02 Trust Account Waiver. The Company acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the SPAC assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of the IPO. The Company acknowledges that it has been advised by the SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to the SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only if (i) the SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the SPAC in limited amounts to permit the SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders; and (iii) if the SPAC Board proposes any amendment to Article 36 of the SPAC Memorandum and Articles or to any of the other rights of the SPAC shares as set out at Article 2.5 thereof prior to, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the SPAC’s obligations as described in Article 36 thereof to pay or to offer to pay the Per-Share Redemption Price (as defined in the SPAC Memorandum and Articles) to any holder of the Public Shares (as defined in the SPAC Memorandum and Articles) and such amendment is duly approved in accordance with the SPAC Memorandum and Articles, then for the redemption of any of the eligible SPAC Class A Ordinary Shares properly tendered in connection with such vote. For and in consideration of the SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC share redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC share redemptions; and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

10.03 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed with recipient’s confirmation of receipt during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC, Holdings or either Merger Sub, prior to the Closing, to:

ClimateRock 25 Bedford Square London, England, WC1B 3HH Attn: Abhishek Bawa Email: ab@climate-rock.com with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Washington, D.C. 20006
Attention: Ralph De Martino, Esq.
Tel: (202) 724-6848
Email: ralph.demartino@afslaw.com

(b)	If to the Company prior to the Closing, to:

GreenRock Corp
25 Bedford Square
London, England, WC1B 3HH
Attn: Per Regnarsson
Telephone No.: +44 7747767496
Email: per.regnarsson@grrck.com

with a copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attn: Barry I. Grossman and Lloyd N. Steele
Email: Bigrossman@egsllp.com and lsteele@egsllp.com

or to such other address or addresses as the Parties may from time to time designate in writing.

10.04 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may assign this Agreement and their rights to hereunder after the prior written consent of SPAC, which consent shall not be unreasonably withheld, conditioned or delayed, to any of the financing sources of the Company that are identified in Schedule 10.04, to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith; provided further, that the Company shall provide SPAC and its counsel the reasonable opportunity to review all transaction documents in connection with such financing prior to the execution thereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.04 shall be null and void, ab initio.

10.05 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.15 and 10.16.

10.06 Expenses. Except as otherwise provided herein (including Section 2.11(a), Section 2.16, Section 6.02, Section 7.04(a), Section 9.02, and Section 9.03), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions contemplated hereby if such Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants.

10.07 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, the effects of the Mergers and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters.

10.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.09 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

10.10 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements (including the Original Merger Agreement), whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any Ancillary Agreements. Upon the effectiveness of this Agreement, the Original Merger Agreement shall no longer have any force or effect.

10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or shareholders of any of the Parties shall not restrict the ability of the board of directors, the executive committee, or the managing member of any of the Parties to terminate this Agreement in accordance with Section 9.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.11.

10.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of New York, County of Manhattan, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, except as otherwise provided herein, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.14 shall not be required to provide any bond or other security in connection with any such injunction.

10.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except for the named Parties to this Agreement (and then only to the extent of the specific obligations undertaken by each named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.16 Nonsurvival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 9.02, or (y) in the case of claim against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and shall terminate and expire upon the occurrence of the applicable Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

[Signature pages follow]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SPAC:

ClimateRock

By:	/s/ Niels Brix
Name:	Niels Brix
Title:	Chairman of Special Committee

HOLDINGS:

CLIMATEROCK HOLDINGS LIMITED

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

SPAC MERGER SUB:

CLIMATEROCK MERGER SUB LIMITED

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

[Signature Page to Amended and Restated Merger Agreement]

COMPANY MERGER SUB:

GREENROCK MERGER SUB CORP.

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

By:	/s/ Charles Ratelband
Name:	Charles Ratelband
Title:	Director

[Signature Page to Amended and Restated Merger Agreement]

COMPANY:

GREENROCK CORP.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Merger Agreement]